UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEAR SHAREHOLDER,	PATRICK INDUSTRIES, INC.

We are pleased to invite you to join us for our Annual Meeting of Shareholders, which will be conducted via live audio webcast on May 13, 2021 at 10:00 a.m. Eastern time. Due to COVID-19-related public health restrictions and for the safety and well-being of our shareholders, the virtual Annual Meeting will be conducted online via the Internet. In the Notice of 2021 Annual Meeting and Proxy Statement, we describe the matters upon which you will be asked to vote at the meeting and provide instructions for attending the meeting.

The global COVID-19 pandemic defined fiscal 2020 as a year in which the values, strengths and flexibility of our organization shined in many different ways in the midst of both challenges and opportunities. Our team members’ health and safety were paramount in our efforts and priorities, and their inspiring dedication and outstanding performance during this past year energized and strengthened our commitment to strive for the highest level of internal and external customer service. At the same time, our nimble and resilient operating platform navigated both significant headwinds and tailwinds, and we emerged in the second half of 2020 in a strong position to serve our customers and execute our growth strategies.

Fiscal 2020 Highlights:

▶   Despite COVID-19-related operating disruptions in the first and second quarters of 2020, sales of $2.5 billion for the full year 2020 increased 6%, with strong organic growth

▶  Full year 2020 operating income of $173 million increased 12%, with operating margin improving 40 basis points

▶  Net income of $97 million increased 8% and diluted net income per share of $4.20 increased 9%

▶  Full year 2020 operating cash flow of $160 million

▶  RV, marine and industrial market acquisitions totaled $306 million

▶  We returned $24 million to shareholders in the form of dividends and $23 million in the form of opportunistic share repurchases

In the midst of the challenges we faced both as an organization and on a macroeconomic level, we reimagined our journey of corporate responsibilities in the Environmental, Social and Governance (“ESG”) arena. Our teams continued to emphasize sustainability in the way we use resources through innovative programs to reduce and reuse materials and reclaiming production byproducts where they have a valuable use in other industries. We also continue to make investments in human capital management initiatives, which are a product of our core values to provide a safe, inclusive and tolerant environment in which everyone is empowered to pursue their professional and personal development goals. Several of the initiatives that took place in 2020 are highlighted within this Proxy Statement.

Please review the proxy / notice card for instructions on how to vote over the Internet, by telephone or by mail in order to be certain that your shares of stock are represented at the Annual Meeting. It is important that all Patrick Industries, Inc. shareholders vote and participate in the affairs and governance of our Company.

We are proud of our team’s performance in 2020 and are very excited about the prospects for fiscal 2021 and beyond. Our culture, core values, and the dedication, passion, and commitment of our more than 8,800 team members who have worked tirelessly over this past year are both energizing and motivating as we drive the execution of our strategic plan and capital allocation strategy. Our financial flexibility, resources, liquidity, and balance sheet strength help enable us to opportunistically pursue strategic acquisitions to expand the portfolio of brands we offer our customers, and invest in strategic capital spending and automation to further drive capacity, efficiency, and continuous improvement initiatives. As we look ahead to 2021, we believe favorable demographic, macroeconomic and secular tailwinds will lead to continued strong demand in our end markets which provide tremendous quality of life benefits in both a COVID and post-COVID environment.

Finally, the ongoing support we receive from our customers, suppliers, Board of Directors and shareholders will help us increase long-term shareholder value by serving our customers at the highest level, investing in and protecting our talented and dedicated team members, dealing ethically and responsibly with our business partners, and supporting our local communities.

In closing, please review the proxy / notice card for instructions on how to vote over the Internet, by telephone or by mail in order to be certain that your shares of stock are represented at the Annual Meeting. It is important that all Patrick Industries, Inc. shareholders vote and participate in the affairs and governance of our Company.

Sincerely,

Todd M. Cleveland

Executive Chairman of the Board

April 16, 2021

NOTICE OF ANNUAL MEETING

DATE & TIME:	LOCATION:	RECORD DATE:

Thursday May 13, 2021 10:00 A.M., EDT	Online at www.meetingcenter.io/241836370 Meeting Password: PATK2021	March 19, 2021

VOTING MATTERS
		Board Vote	Page Reference
Proposal		Recommendation	(for more detail)

PROPOSAL 1	To elect nine directors to the Board of Directors to serve until the 2022 Annual Meeting of Shareholders	FOR EACH NOMINEE	12

PROPOSAL 2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021	FOR	20

PROPOSAL 3	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers for fiscal year 2020 as disclosed in the Proxy Statement (a “Say-on-Pay” vote)	FOR	23

	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof

VOTING: Whether or not you expect to attend the virtual meeting, please vote your shares using the Internet, by telephone or by mail by signing, dating and returning the enclosed proxy in the enclosed envelope, so that even if you are unable to attend, your shares will still be represented at the meeting. If you hold shares through a broker, custodian, fiduciary, or nominee (“beneficial holders”), please check the voting instructions used by that broker, custodian, fiduciary, or nominee. Holders with a control number from Computershare, our transfer agent, can vote at the virtual Annual Meeting. Please return your proxy card so your vote can be counted.

VIRTUAL MEETING FORMAT: Due to COVID-19 related public health restrictions and for the safety and well-being of our shareholders, you will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/241836370 on the meeting date and time described in the accompanying Proxy Statement. The password for the meeting is PATK2021. There is no physical location for the Annual Meeting.

If you plan to attend the meeting virtually on the Internet, you must register by following the instructions contained in the “Voting Information” section of this proxy statement.

By Order of the Board of Directors,

Joel D. Duthie Vice President, General Counsel and Secretary April 16, 2021

AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS:

Our 2021 Proxy Statement and Annual Report to Shareholders for fiscal 2020 are available on Patrick Industries, Inc.’s website at www.patrickind.com under “Investor Relations-Investor Information.” You may also request hard copies of these documents free of charge by writing to us at the following address: 107 West Franklin Street, Elkhart, Indiana 46515-0638. Attention: Office of the Secretary.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 16, 2021, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held online (virtual meeting) on May 13, 2021 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by:

(i)  changing your vote using the online voting method described under “Voting Information” on pages 9 and 10, in which case only your latest Internet proxy submitted prior to the Annual Meeting will be counted;

(ii)   filing with the Secretary of the Company, during or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

(iii)  duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company during or before the Annual Meeting; or

(iv)  voting your shares electronically during the Annual Meeting.

If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.

Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company regarding the proposals without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

107 West Franklin Street Elkhart, Indiana 46515-0638 (574) 294-7511

VOTING METHODS

By Internet

Vote online at:

www.investorvote.com/PATK

By Mail

Sign, date and return the enclosed

proxy in the enclosed envelope

By Phone

For shareholders of record:

800-652-8683

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2020, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com under “Investor Relations — Investor Information”.

PROXY SUMMARY

This summary highlights certain information contained in our 2021 Proxy Statement. Although it does not contain all of the information in this Proxy Statement, it provides an overview of the information discussed herein. You should carefully review the entire Proxy Statement before voting.

VOTING MATTERS

PROPOSAL 1: ELECTION OF DIRECTORS

As of the date of this Proxy Statement, our Board of Directors (the “Board”) is comprised of nine members, each of whom has been nominated for election to the Board at the May 13, 2021 Annual Meeting: Joseph M. Cerulli, Todd M. Cleveland, John A. Forbes, Michael A. Kitson, Pamela R. Klyn, Derrick B. Mayes, Andy L. Nemeth, Denis G. Suggs and M. Scott Welch.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2021

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board recommends you vote “FOR” each of the nine nominees listed under Proposal 1 and “FOR” Proposals 2 and 3.

BOARD COMPOSITION – EXPERIENCE AND EXPERTISE

CORPORATE GOVERNANCE DEVELOPMENTS

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. See page 24 of the Proxy for a summary of recent actions taken by the Board.

In 2021, the Board provided additional disclosures, as summarized on pages 5 to 8, regarding the Company’s journey of corporate responsibility in the area of environmental, social and governance (“ESG”) practices. The Board aims to ensure that ESG matters are considered and supported in the Company’s operations and administrative matters and are consistent with Patrick shareholders’ best interests. In support of this objective, the Company established an ESG committee in 2020 under the oversight of the Corporate Governance and Nominations Committee in order to identify and define ESG initiatives and priorities and enhance its communications to its stakeholders.

BUSINESS FINANCIAL HIGHLIGHTS

FISCAL YEAR 2020 COMPANY FINANCIAL PERFORMANCE SUMMARY

8,800+ Team Members Helped Achieve Our Goals	138% Cumulative Company TSR % Over a Five Year Period	84% Cumulative S&P 500 Index TSR % Over Same Five Years

Despite the challenges presented by a global pandemic, our disciplined focus to effect our strategic execution and service to our customers, while implementing safety protocols to maintain the well-being of our team members during fiscal 2020, became of paramount importance. We remained focused on our balanced and disciplined capital allocation strategy, strengthening our balance sheet position to provide flexibility for our business and to mitigate any disruption in our operations and supply chains, and positioning for execution of strategic growth initiatives in the four core markets we serve—recreational vehicle (“RV”), marine, manufactured housing (“MH”), and Industrial. Our strategic vision remains focused on rewarding our shareholders in balance with the interests all of our stakeholders and the communities in which we operate and live.

The Company continued to execute on a company-wide market and performance-based compensation platform designed to reward for differentiated performance that supported operating excellence and growth organically and through acquisitions in 2020.

Through execution of our 2020 Organizational Strategic Agenda and the efforts of our 8,800 team members, the Company produced sales in 2020 that were above our targeted operating results (net of acquisitions and after adjustment for an approximate five-week operations shutdown in the late first quarter and early second quarter of 2020 in many of our RV and marine facilities caused by the global pandemic). Despite the impact of the global pandemic on our industry and markets, the Company adapted and flexed its operating structure to appropriately align costs with the revenue stream, deliver organic market share gains, and position itself to respond to the swift increase in customer demand, especially for recreational vehicles and powerboats, during the second half of 2020.

The Company’s cumulative total shareholder return (“TSR”) over the five-year period from December 31, 2015 to December 31, 2020 was 138% compared to 84% for the S&P 500 Index over the same time period.

The charts below illustrate the Company’s performance related to net sales, net income and net income per diluted share since 2016. We believe these achievements result from the execution by our autonomous business units of the Company’s strategic initiatives.

The Company’s performance is ultimately focused on meeting the needs of our large breadth of customers, generating returns for our shareholders, supporting our communities, and reinvesting in our team members. While we focus on achieving annual objectives and outcomes, the Company continues to emphasize our long-range strategic plan and the execution of that plan.

EXECUTIVE COMPENSATION HIGHLIGHTS

ALIGNING PAY TO DIFFERENTIATED PERFORMANCE

The Company continues to embrace a long-time philosophy of rewarding its leadership team for differentiated performance in a given performance year and over the long term. The architecture of the Executive Compensation Plan is specifically designed to support this philosophy by focusing on variable pay for the leadership team and cascading this philosophy throughout the levels of the organization. Our Compensation Committee recommends compensation decisions to the Board which support such philosophy. Our leaders understand and are motivated to impact the key metrics that will drive growth, profitability and ultimately shareholder value in both the short and long term. The plan design is brought to life through understanding each compensation element and the impact of the individual’s and the team’s performance as outlined below:

Compensation Element	Percentile Positioning vs. Peer Proxy and General Industry Data

BASE SALARY	25th – 50th

SHORT-TERM INCENTIVE	50th – 75th

TOTAL TARGET CASH	50th – 75th

LONG-TERM INCENTIVE	25th – 50th

TOTAL TARGET DIRECT COMPENSATION	50th – 75th

Each compensation component, relative to Peer Group and General Industry data, supports our philosophy of rewarding differentiated performance by emphasizing each executive’s variable pay elements.

▶

Base Salary, though lower than peer base compensation, is designed in alignment with the philosophy to reduce the importance of fixed pay with the intention of driving focus on performance-dependent variable pay.

▶

The annual Short-term cash compensation plan is highlighted through enhanced payouts for performance above plan up to a maximum of 200% of target compensation and incorporates a threshold payout of 50% of target compensation at 75% of plan. (The STI plan was modified in 2020 due to the global pandemic and included a threshold payout of 50% at 50% of plan).

▶

Long-term incentive compensation is designed to drive the executive’s focus on long-term profitability through both organic and inorganic growth over the three-year award performance period. This equity plan is also designed to motivate leadership to perform above plan with a maximum payout of 200% of target compensation and a threshold payout of 50% of target compensation at 80% of plan.

Our focus on variable pay to motivate performance, a key component of our compensation plan over the past decade, continues to prove successful in aligning our team’s compensation to shareholder returns.

KEY COMPENSATION ACTIONS TAKEN IN FISCAL 2020

▶

Adjusted compensation for our Named Executive Officers (“NEOs”) to align with changes in responsibility, the Company’s performance in 2020, year-over-year revenue growth, and size scoping of our Peer Group and General Industry data;

▶	Continued to utilize external consultant, Willis Towers Watson, for data and consultation as requested by the Compensation Committee;

▶

Proactively and voluntarily initiated temporary salary compensation reductions for all NEOs and other executives and implemented salary adjustments for salaried team members in late March and early April, in addition to furloughing certain team members with benefits for those affected by the shutdown of operations at certain facilities due to the pandemic;

▶	Initiated temporary reductions in cash fees for the Board;

▶

Implemented COVID-19 pandemic related changes to the performance payout metrics for the 2020 STI plan, with adjustments to threshold performance targets and corresponding payouts when below plan to align with exceptional performance and maximize flexibility of the organization’s opportunity to deliver differentiated results;

▶	Granted long-term incentive grants in May 2020 comprised of stock options to each of our then NEOs in recognition of the NEOs’ performance and proven leadership, particularly during the pandemic; and

▶	Approved a year-end 2020 discretionary cash bonus for certain of the NEOs based on the overall performance of the Company in 2020 and each NEOs’ individual contribution to those results.

For additional information regarding the pandemic-related compensation actions taken in 2020, see “Summary of COVID-19 Compensation Actions” on page 32. For the compensation of our NEOs, please refer to the Compensation Discussion and Analysis (“CD&A”) beginning on page 33.

OUR ESG JOURNEY…

It has often been said that a journey of a thousand miles begins with a single step, but the decision to embark on such a journey often begins with thousands of footsteps to the starting line. In 2020, Patrick Industries stepped up to the starting line by reimagining our journey of corporate responsibility in the areas of Environmental, Social and Governance (“ESG”). To embark on this journey, we established a formal ESG Committee comprised of passionate team members leading our internal environmental, social and financial governance functions, championed by senior management in partnership with Board sponsorship and oversight. We recognize that the path will not always be straight but the curves on the path and the challenges encountered will lead to the betterment of all of our stakeholders, internal and external, and the communities in which we live and work.

As we reflect on 2020, our journey, as that of others, was met with strong headwinds in the forms of a global pandemic, cultural unrest, and economic uncertainty. Those challenges were addressed by a dedicated work force, determined to consider and implement measures to continue the advancement of our objectives to provide a healthy and safe environment for our team members, to find opportunities for efficiency and the elimination of wastes in our processes, and to seek input from a wide array of thought leaders from varied backgrounds, all under the guidance of balanced management. We remain proud of our accomplishments, and humbled by the work to be accomplished. We take this opportunity to highlight some of the efforts of our team members and our Company in the midst of these challenges.

Environmental Impact	Social Responsibility	Governance and Ethics

▶ Environmental Management ▶ Innovation and Environmentally Responsible Products ▶ Sustainable Initiatives	▶ Safety and Human Capital ▶ Product Safety and Quality ▶ Community and Employee Engagement ▶ Diversity and Inclusion	▶ Corporate Governance ▶ Ethics and Integrity ▶ Board Composition

A JOURNEY TO RECLAIM – ENVIRONMENTAL

The continuous, thoughtful evaluation and improvement of the Patrick “footprint” are vital to how we lead efforts to protect our team members, the communities in which we serve and our world. Our journey through environmentally-responsible initiatives is shaping who we are as an organization and community partner. We are proud to share stories of our journey, reflective of our team members’ commitment to our call to action.

At Patrick, our team members are challenged to continually “white-board” when considering operational efficiencies and opportunities for positive environmental impacts from our business. Perhaps there is no greater illustration of team member commitment to our call to action on sustainability than our efforts to reclaim and recapture excess materials and waste generated from the varied manufacturing processes of our business units. The following practices are representative of the sustainability initiatives through reclamation programs being conducted by engaged team members across Patrick.

Medallion Plastics Regrind

Using a practice called thermoformed molding, our Medallion Plastics business unit manufactures custom thermoformed products and components for use in recreational vehicles and automobiles, among other products. A result of the thermoforming process, excess plastic, trimmed from the finished product, is rendered unusable waste. Recognizing the opportunity for the recycling of excess trimmings, Medallion Plastics began collecting such waste in color-coordinated bins. The trimmings are then reground into pellets by Medallion Plastics’ team members and sold back to the business unit’s suppliers. The suppliers are then able to re-extrude the reground trimmings into raw materials for sale to Medallion Plastics and other manufacturers. On average, Medallion Plastics regrinds approximately 75 tons of plastic annually. This regrind process and waste removal lessen the effect of Medallion Plastics’ operations on the environment.

Middlebury Hardwoods Wood Recapture

A manufacturer of high quality hardwood cabinetry for the recreational vehicle and manufactured housing industries, Middlebury Hardwoods carefully inspects the wood harvested to manufacture its products. Team members identify defective wood during the inspection process and an optimizer chop saw removes only the defective sections of wood, preserving as much of the “good wood” as possible for use in the balance of the manufacturing process. Defective wood sections are segregated and are either (i) used as fuel for the business unit’s boilers to heat the state-of-the-art drying oven on the door finishing line; or (ii) sold, along with sawdust, to be reused as pellets for wood burning stoves. Defective wood is also sold to be utilized in bedding materials for farm animals. Over 50% of defective wood and wood waste is reclaimed and reused, affording Middlebury Hardwoods the opportunity to responsibly maximize its use of each harvested tree.

Sigma Wire Copper Wire Recycling Program

Sigma Wire manufactures a range of PVC-insulated wire and cable products primarily serving our leisure lifestyle markets. As part of its efforts toward corporate sustainability practices, Sigma implemented a recycling initiative, reclaiming copper wire, PVC compound and packing materials. A large majority of Sigma-produced wire is packed onto recycled reels or inside re-used drums, resulting in the reuse of 5,000 – 6,000 packaging units monthly. In addition to reuse of packing materials, Sigma recycles its excess or “scrapped” copper wire and PVC coatings. Segregated scrap wire is sold to a metal recycler, and Sigma estimates it produces and recycles approximately 120 tons of scrapped copper wire annually. Much like the scrapped copper wire, excess PVC is produced through Sigma’s extrusion process, which is in turn segregated and resold to PVC recyclers. Sigma produces for recycling approximately one truckload of scrapped PVC every six months.

During 2020, our ongoing initiatives to reduce our carbon footprint and manage waste in our operations included the following efforts:

Replacement of fluorescent & high pressure sodium light bulbs with LED bulbs	Exploration of conversion to electric-powered fork trucks	Replication of wood recycling program across hardwood and lamination business units	Paper and cardboard recycling initiatives produced 22 tons of recycled product

A JOURNEY TO CARE – SOCIAL

At Patrick, nothing is of greater value to us than the health, well-being, and personal and professional development of our people. Creating and maintaining a strong and positive workplace culture are critical to our goal of being an inclusive, rewarding place to work. We remain committed to investing in our team members to afford them opportunities and resources to learn, grow and achieve their potential. We are equally committed to providing our team members with opportunities to positively impact not only our Patrick community, but the communities in which our team members live and work.

COVID-19 Response

The global COVID-19 pandemic defined 2020 and disrupted all segments of our society. In reaction to the crisis that enveloped our nation, our team members met the challenges presented with steadfast resolve to prepare and protect our talented workforce and support the overall efforts in reducing the spread of the virus throughout our communities. This journey began with the immediate creation of Patrick’s COVID-19 Task Force, led by management and charged with the mission of creating a company-wide playbook to (i) establish return to work protocols and procedures for the protection of team members via thoughtful and proactive measures; (ii) empower champions at our business units, armed with the knowledge to directly guide the implementation of the playbook on the ground and across the organization; and (iii) educate our workforce relative to the ever-changing landscape of COVID-19 and the efforts to eradicate the virus through the rollout of vaccinations across the many states in which we operate. The COVID-19 Task Force endeavored to provide team members with personal protective equipment through “mask-up” challenges and enhanced facility disinfecting efforts to afford those team members with safe environments within which to work.

Despite the uncertainties of COVID-19, our dedicated team members remained committed to supporting our communities in 2020. Our team’s contributions to charities and charitable causes exceeded $600,000 in 2020, reflecting a 62% increase in philanthropy across the organization. The future focus of our ESG initiatives will be a call to action for ways in which we can do more to support our communities with team member time, talent and treasure.

Impact Leadership Program

In 2020, the Company continued to invest in the training and development of future leaders though the Patrick Industries Impact Leadership Program (the “Impact Program”). Through a 3-year management-training career development curriculum, the Impact Program provides recent college graduates with leadership and development opportunities via a cross-functional project rotation and operational immersion, culminating with the Impact Program participant’s career launch with the Company upon program completion. The Company welcomed its third class of Impact Program participants this past year.

Care Camps

Our team members embrace philanthropic efforts to impact the communities in which we live and serve. The giving spirit of the organization is highlighted by our partnership with Care Camps, announced in early 2021. Care Camps affords children who are battling cancer the opportunity to experience the healing power of the outdoors through unique camping opportunities. Care Camps works with 135 special oncology camps that serve communities across the U.S. and Canada. Through this partnership our Company supports Care Camps financially while our team members have the ability to impact campers through direct engagement in 2021 and beyond.

A JOURNEY TO GUIDE – GOVERNANCE

Our corporate governance policies and practices promote the long-term interests of our shareholders, strengthen the accountability of our Board of Directors and management, and help build public trust in the Company. We remain committed to maintaining a strong corporate governance program, compliant with all legal and regulatory requirements and reflective of best practices to ensure that we are well-managed for the benefit of all of our stakeholders. Below is a summary of some of the highlights on our corporate governance framework.

▶	The Board operates under Corporate Governance Guidelines, which together with the Articles of Incorporation, Bylaws, and Board committee charters constitute the primary structure for the Company’s governance.

▶	Our Board has three committees – Audit, Compensation, and Corporate Governance and Nominations, which are responsible for overseeing key strategy areas for the Company. Each Committee’s responsibilities are clearly outlined in their respective charter documents at www.patrickind.com under “Investor Relations-Corporate Governance.”

▶	During 2020, all committee charters, Corporate Governance Guidelines and our Code of Ethics and Business Conduct were modified and enhanced to reflect best practices and feedback from our stakeholders.

BOARD COMPOSITION

Board Practices

▶	7 of 9 director nominees are independent

▶	Annual election of all directors

▶	Separation of Board chair and CEO

▶	Lead independent director

▶	Non-employee directors regularly meet in executive session without management present

▶	Comprehensive and strategic risk oversight

▶	Annual board and committee evaluations

▶	Code of Ethics and Business Conduct applicable to all employees

Shareholder Matters

▶	CEO and CFO regularly meet with stakeholders to discuss Company strategic initiatives and market position as well as Company growth and capital allocation perspectives

▶	Single class voting structure (one share, one vote)

▶	Proxy access for shareholders

VOTING INFORMATION

Q.	Who may vote at the annual meeting?

A.

Our Board has established the record date for the annual meeting as close of business on March 19, 2021. This Proxy Statement and the accompanying materials are being sent to holders of our common stock on the record date at the direction of the Board.

Q.	How many shares must be present to conduct business at the meeting?

A.

Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares “present” in person or by proxy at the meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.

Shareholders participating in the virtual meeting are considered to be attending the meeting “in person.” Abstentions and withheld votes are counted as shares present at the meeting for purposes of determining a quorum. As of the close of business on March 19, 2021, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 23,769,608 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares for which proxies were submitted will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, shareholders will act upon the following matters:

1.	The election of the nine members of our Board of Directors named in the Proxy Statement;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for fiscal year 2021; and

3.	The approval, by a non-binding advisory vote, of the compensation paid by the Corporation to its Named Executive Officers.
Q:	How does the Board recommend I vote?

A:

Our Board unanimously recommends that you vote “FOR” proposals 1, 2 and 3. With respect to Proposal 1 (Election of Directors), a shareholder may (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for any named director nominee. With respect to Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and Proposal 3 (Advisory Vote on Executive Compensation), a shareholder may vote for, against or abstain. Please note that brokers may not vote your shares on Proposals 1 and 3 in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposals 2 and 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast, assuming a quorum is present. Broker non-votes and abstentions will have no effect on these proposals.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Q.	How do I vote if my shares are held in “street name”?

A:

If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine. However, a broker cannot vote shares held in street name on matters designated as non-routine unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 because this proposal is considered a routine matter. “Broker non-votes” occur when brokerage firms receive proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.

Q:	How can I attend the Annual Meeting?

A:

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the record date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/241836370. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is PATK2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.

Q:	How do I register to attend the Annual Meeting virtually on the Internet?

A:

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank, broker, fiduciary, or nominee, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Patrick Industries, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 7, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to

legalproxy@computershare.com

By mail:

Computershare

Patrick Industries, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q:	What if I have trouble accessing the Annual Meeting virtually?

A:

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running up-to-date versions of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748.

Q:	Will there be a question and answer session?

A.

As part of the virtual Annual Meeting, we will hold a live Q&A session, during which we intend to answer as many questions as time permits. Questions must comply with the Annual Meeting procedures and be pertinent to the Company, our shareholders and the Annual Meeting matters. Following the Annual Meeting, we intend to post answers to any questions not answered during the meeting on our website under “Investor Relations–Investor Information/Proxy Statements.”

▶	If you wish to submit a question in advance of the virtual Annual Meeting: Prior to the virtual Annual Meeting, shareholders may submit questions, in writing, by following the instructions on the virtual Annual Meeting website (which will be accessible beginning on or around April 16, 2021). To submit a question in advance of the Annual Meeting, beneficial owners must register in advance of the Meeting. See “How do I register to attend the Annual Meeting virtually on the Internet?” above.

▶	If you wish to ask a question during the virtual Annual Meeting: Log in to the virtual Annual Meeting website and enter the control number included on your Notice, proxy card or voting instruction form. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.

PROPOSAL 1:

ELECTION OF DIRECTORS

There are nine nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2021 Annual Meeting will be elected to hold office until the 2022 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.

The Board of Directors Recommends that Shareholders vote FOR the election of the following Nominees to the Board of Directors.

The information provided below has been furnished by the director nominee, and sets forth (as of March 31, 2021) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his or her present term of office at the Annual Meeting of Shareholders held on May 14, 2020.

BOARD COMPOSITION

Average Tenure	Gender & Ethnic Diversity	Audit Committee Expertise	Board Independence	Average Age
7.9 years	33%	67%	78%	56 years

NOMINEES FOR ELECTION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE NOMINATED DIRECTORS.

JOSEPH M. CERULLI AGE: 61 DIRECTOR SINCE: 2008 COMMITTEES: ▶ Corporate Governance and Nominations (Chair)	TODD M. CLEVELAND AGE: 53 DIRECTOR SINCE: 2008 COMMITTEES: ▶ None

BIOGRAPHY:

Joseph M. Cerulli, age 61, has been employed by Tontine Associates, LLC, an investment management firm (together with its affiliates, “Tontine”), since January 2007. During fiscal 2020, Mr. Cerulli served as a member of the Corporate Governance and Nominations committee and as its chairman effective June 12, 2020, replacing Mr. Forbes who resigned from his position as chairman of the committee following his appointment as the Company’s Interim CFO.

QUALIFICATIONS:

Mr. Cerulli has particular knowledge of our Company and the industries in which we operate based on Tontine’s long-standing investment in the Company and possesses extensive knowledge with respect to business operations, strategic planning, financial and investment matters, including investment banking, capital markets, and mergers and acquisitions advisory.

BIOGRAPHY:

Todd M. Cleveland, age 53, has been our Executive Chairman of the Board since January 1, 2020. Prior to that, Mr. Cleveland was Chairman of Board from May 2018 to December 2019 and our Chief Executive Officer from February 2009 to December 31, 2019. Mr. Cleveland was President of the Company from May 2008 to December 2015 and Chief Operating Officer of the Company from May 2008 to March 2013. Mr. Cleveland has served as a director of IES Holdings, Inc. (“IES”) from 2017 to present, and he has been the chairman of IES’s Human Resources and Compensation Committee since February 2019 and a member of IES’s audit committee since February 2021.

QUALIFICATIONS:

Mr. Cleveland has over 30 years of RV, MH, marine and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products and experience with management development and leadership, acquisitions, strategic planning, finance and capital allocation, and the manufacturing and sales of our products.

OTHER PUBLIC BOARD DIRECTORSHIPS:

▶  IES Holdings, Inc.

JOHN A. FORBES AGE: 61 DIRECTOR SINCE: 2011 COMMITTEES: ▶ Corporate Governance and Nominations ▶ Audit ▶ Compensation	MICHAEL A. KITSON AGE: 62 DIRECTOR SINCE: 2013 COMMITTEES: ▶ Audit (Chair) ▶ Compensation ▶ Corporate Governance and Nominations

BIOGRAPHY:

John A. Forbes, age 61, has been a partner with Outcomes LLC and Full Sails LLC, two firms engaged in new product development and strategic business consulting, since June 2017. Previously, Mr. Forbes was the President of Utilimaster, a business unit of Spartan Motors USA, Inc., from July 2010 to June 2017. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009 and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has served as a director of Chase Packaging Corporation since March 2019.

During fiscal 2020, Mr. Forbes served as chairman of the Corporate Governance and Nominations committee and a member of the Audit and Compensation committees through June 11, 2020. Effective June 12, 2020, Mr. Forbes resigned from his positions on the Audit, Compensation, and Corporate Governance and Nominations Committees upon his appointment as the Company’s Interim CFO, a position which he held until November 23, 2020. On November 24, 2020, Mr. Forbes resumed his membership positions on all three Board committees.

QUALIFICATIONS:

Mr. Forbes has over 34 years of experience in serving various manufacturing industries, having held senior financial leadership roles. Mr. Forbes also has extensive experience with operations and talent management, acquisitions, strategic planning, risk management and banking relations. He has been determined to be an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the “SEC”) by our Board prior to his appointment as Interim CFO.

OTHER PUBLIC BOARD DIRECTORSHIPS:

▶   Chase Packaging Corporation

BIOGRAPHY:

Michael A. Kitson, age 62, has been the Chief Financial Officer of oVertone Haircare, Inc., a manufacturer of haircare products, since July 2018. Previously, Mr. Kitson was a principal with AVL Growth Partners, a firm that provides chief financial officer and other financial advisory services, from March 2017 to July 2018. Prior to that, Mr. Kitson was the Chief Financial Officer of MikaTek, Ltd. from January 2016 until July 2016, the Chief Executive Officer of SharpShooter Imaging from March 2015 to January 2016, the Chief Executive Officer of Nautic Global Group (“Nautic”) from March 2011 to October 2013 and the Chief Financial Officer of Nautic from August 2010 to March 2011.

QUALIFICATIONS:

Mr. Kitson has over 34 years of experience in serving various manufacturing industries, having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, finance and capital allocation, strategic planning and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.

PAMELA R. KLYN AGE: 50 DIRECTOR SINCE: 2019 COMMITTEES: ▶ Audit ▶ Compensation ▶ Corporate Governance and Nominations	DERRICK B. MAYES AGE: 47 DIRECTOR SINCE: 2019 COMMITTEES: ▶ Audit ▶ Compensation ▶ Corporate Governance and Nominations

BIOGRAPHY:

Pamela R. Klyn, age 50, has been a Senior Vice President in the Global Product Organization at Whirlpool Corporation, the world’s leading major home appliance company, since 2018 and has held various leadership positions in marketing and engineering since 1993.

QUALIFICATIONS:

Ms. Klyn has over 28 years of experience in the home appliance industry and has extensive experience in marketing, engineering, strategic planning and new product development.

BIOGRAPHY:

Derrick B. Mayes, age 47, has been the Vice President of WME/IMG, a strategic advisory firm to the sports and entertainment industry, since 2015. Prior to that, Mr. Mayes was the Chief Executive Officer of ExecutiveAction Sports & Entertainment, serving as a strategic adviser to high profile individuals, groups and organizations in the sports and entertainment industry, from 2007 to 2015.

QUALIFICATIONS:

Mr. Mayes has over 20 years of experience in strategic planning, with extensive experience in the digital communications space, and has been a leadership and diversity speaker to numerous public companies and private organizations, particularly in the sports and entertainment markets.

ANDY L. NEMETH AGE: 52 DIRECTOR SINCE: 2006 COMMITTEES: ▶ None	DENIS G. SUGGS AGE: 55 DIRECTOR SINCE: 2019 COMMITTEES ▶ Audit ▶ Compensation ▶ Corporate Governance and Nominations

BIOGRAPHY:

Andy L. Nemeth, age 52, has been the Company’s Chief Executive Officer since January 1, 2020 and President since January 2016. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 2015 and Secretary-Treasurer from 2002 to 2015. He was also the Vice President of Finance and Chief Financial Officer from 2003 to 2004.

QUALIFICATIONS:

Mr. Nemeth has over 29 years of RV, MH, marine and industrial experience in various financial and management capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products and has extensive experience with corporate management, development and leadership, acquisitions, strategic planning, risk management, capital allocation, and banking and finance relations.

BIOGRAPHY:

Denis G. Suggs, age 55, has been the Chief Executive Officer of LCP Transportation, LLC, a non-emergency medical transportation company, since February 2020. Prior to that, Mr. Suggs was the President and Chief Executive Officer of Strategic Materials Corp. from March 2014 to January 2020 and also served as Chairman from 2017 to 2020. Prior to that, Mr. Suggs was the Global Executive Vice President of Belden, Inc. from 2009 to 2013 and the President of the Americas Division / Vice President of Belden, Inc. from 2007 to 2009.

QUALIFICATIONS:

Mr. Suggs has over 22 years of experience in leading complex global businesses, having also held senior financial executive leadership roles with Danaher Corporation and Public Storage Corporation. Mr. Suggs also has extensive experience with corporate and operations management, strategic planning, mergers and acquisitions and risk management. Mr. Suggs served as a director of the Education Corporation of America from 2015 to 2018 and of Strategic Materials, Inc. and the Glass Packaging Institute from 2014 to 2020. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.

M. SCOTT WELCH AGE: 61 DIRECTOR SINCE: 2015 LEAD INDEPENDENT DIRECTOR SINCE: 2018 COMMITTEES: ▶ Compensation (Chair) ▶ Audit ▶ Corporate Governance and Nominations

BIOGRAPHY:

M. Scott Welch, age 61, has been the President and Chief Executive Officer of Welch Packaging Group, a large independently owned corrugated packaging company, since 1985. Prior to establishing Welch Packaging, he worked at Northern Box, Performance Packaging and Elkhart Container. Mr. Welch has served as a director of Lakeland Financial Corporation (“Lakeland”) from 1998 to present, and he has been the lead independent director from 2012 to 2019 and a member of Lakeland’s compensation committee since 2012. He has also served as a trustee of DePauw University since 2005.

QUALIFICATIONS:

Mr. Welch has over 39 years of experience in the packaging industry and has extensive experience in sales, marketing, acquisitions, organizational development, strategy planning, and finance and capital allocation. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.

OTHER PUBLIC BOARD DIRECTORSHIPS:

▶  Lakeland Financial Corporation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR EACH OF THE NOMINATED DIRECTORS.

2020 NON-EMPLOYEE

DIRECTOR COMPENSATION

The overall structure of the 2020 Non-Employee Director Compensation Plan was unchanged from the 2019 plan. However, in alignment with compensation reductions by our senior management team, the Board temporarily reduced its annual cash retainer payments during the shutdown of the Company’s operations caused by the Covid-19 pandemic. The plan structure and compensation composition, as approved by the Board, are detailed below:

1/1/20-12/31/20

ANNUAL RETAINER	$75,000

COMMITTEE CHAIRPERSONS ANNUAL RETAINER

Audit	10,000

Compensation	6,000

Corporate Governance and Nominations	6,000

LEAD INDEPENDENT DIRECTOR ANNUAL RETAINER	6,000

ANNUAL RESTRICTED STOCK GRANT (1)	100,000

(1)

Non-employee directors receive an annual restricted stock grant in May of each year, which vests upon such director’s continued service as a Board member for one year from the grant date or earlier upon certain events. In addition, non-employee directors receive cash dividends on their restricted common stock holdings. The Company does not have stock ownership guidelines for its directors.

Employee directors receive no compensation as such. In addition to the compensation described above, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings, our Annual Meeting of Shareholders and any other activities related to our business.

The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Other Compensation (3)	Total

JOSEPH M. CERULLI (4)	$71,291	$100,019	$2,448	$173,758

JOHN A. FORBES (5)	30,375	100,019	2,448	132,842

MICHAEL A. KITSON	77,060	100,019	2,448	179,527

PAMELA R. KLYN	67,995	100,019	2,535	170,549

DERRICK B. MAYES	67,995	100,019	2,535	170,549

DENIS G. SUGGS	67,995	100,019	2,535	170,549

M. SCOTT WELCH	78,874	100,019	2,448	181,341

(1)

Fees consist of an annual cash retainer for the Board, lead independent director, and committee chairperson’s service and reflect a temporary 50% reduction in the normal annual cash retainer paid during the shutdown of the Company’s operations related to the pandemic.

(2)

Amounts shown do not represent compensation actually received. Such amounts reflect the aggregate grant date fair value of 2,420 shares of restricted stock granted to each non-employee director, at a closing stock price of $41.33 on May 14, 2020.

(3)	Amounts shown represent cash dividends paid by the Company in 2020 on unvested shares held by the non-employee directors.

(4)

Mr. Cerulli was appointed to serve as the Chairman of the Corporate Governance and Nominations Committee of the Board effective June 12, 2020. Mr. Cerulli replaced Mr. Forbes following the suspension of his membership from all committees of the Board due to his appointment as Interim CFO of the Company.

(5)

Mr. Forbes served as the Chairman of the Corporate Governance and Nominations Committee of the Board from January 1, 2020 through June 11, 2020. He suspended his membership positions on all three committees of the Board while he served as Interim CFO of the Company from June 12, 2020 through November 23, 2020. Effective November 24, 2020, he resumed his membership positions on all three Board committees. See “Summary Compensation” table on pages 46 and 47 for compensation paid to Mr. Forbes in 2020 in his role as Interim CFO.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte has been the Company’s independent registered public accounting firm since June 2019. The Board and the Audit Committee recommend that shareholders ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year 2021. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any shareholder questions that may arise.

The Board of Directors
unanimously recommends
a vote FOR approval of the
ratification of the appointment
of Deloitte as our independent
registered public accounting
firm for the fiscal year ending
December 31, 2021.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Deloitte. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

AUDIT FEES

The following table presents fees and out-of-pocket expenses for professional audit services rendered by Deloitte during the fiscal years ended December 31, 2020 and 2019:

	2020	2019

AUDIT FEES (1)	$1,430,000	$1,314,500

TAX FEES (2)	236,700	328,800

TOTAL FEES	$1,666,700	$1,643,300

(1)

Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, the reviews of the financial statements included in the Company’s quarterly reports, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees include fees related to tax compliance and consulting services.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Audit Committee has delegated authority to its Chairman to approve certain proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

The Audit Committee has met and held discussions with management and Deloitte with respect to the 2020 audited financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements, included in its 2020 Annual Report to Shareholders, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee reviewed and discussed with Deloitte the consolidated financial statements, and Deloitte’s evaluation of the Company’s internal controls over financial reporting. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, and other professional standards and regulatory requirements currently in effect.

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

We have received from Deloitte a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence with respect to any relationships between us and Deloitte that in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws. The Audit Committee concluded that non-audit services provided by Deloitte during the year ended December 31, 2020 were compatible with Deloitte’s independence.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2020 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements. This report was adopted by the Audit Committee on February 26, 2021.

THE AUDIT COMMITTEE

Michael A. Kitson (Chairman)

John A. Forbes

Pamela R. Klyn

Derrick B. Mayes

Denis G. Suggs

M. Scott Welch

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as disclosed under the “Executive Compensation” section in this Proxy Statement in accordance with SEC rules.

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial and non-financial performance goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and shareholder interests.

We are requesting shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and the related information and discussion.

The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board. However, we value the opinions of our shareholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the
Board of Directors
recommends a vote FOR
the following non-binding
resolution:
“RESOLVED, that the
compensation paid to the
Company’s named
executive officers for fiscal
year 2020, as disclosed in
this Proxy Statement
pursuant to the
compensation disclosure
rules of the SEC, including
the Compensation
Discussion and Analysis,
compensation tables and
related information and
discussion, is hereby
APPROVED.”

The affirmative vote of a majority of the votes cast is required for advisory approval of the foregoing non-binding resolution. See “Voting Information” on page 9.

CORPORATE GOVERNANCE AND RELATED MATTERS

The Board believes that fundamental corporate governance is critical to ensuring the Company is managed for the long-term benefit of our shareholders. Recent actions taken by the Board include the following:

▶

Amendment to Charters; Code of Ethics and Business Conduct; and Governance Guidelines. As part of an annual review process, the Board’s Committees approved changes to their respective Committee Charters in 2020 to continue to facilitate alignment and continued review of best practices for management oversight. Similarly, the Board reviewed and approved proposed changes to the Company’s Code of Ethics and Business Conduct and Corporate Governance Guidelines.

▶

Board Diversity Policy. In alignment with the formal policy adopted in 2018 and as part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of the Board is appropriate, and the Corporate Governance and Nominations Committee will take this consideration into account when identifying and evaluating director candidates. See “Director Qualifications and Board Diversity Policy” below for a more detailed description of the diversity policy.

▶

Environmental, Health and Safety / Social Responsibility and Corporate Governance Disclosures. The Board aims to ensure that matters of environmental, health and safety, social and governance responsibility are considered and supported in the Company’s operations and administrative matters and are consistent with Patrick shareholders’ best interests.

▶

The Board adopted a formal policy in 2018 for managing its commitment to social and environmental matters. This policy is available on the Company’s website at www.patrickind.com under “Investor Relations—Corporate Governance” under the heading “Social and Environmental Responsibility Policy.”

▶

In 2020, the Board provided disclosures regarding the Company’s ESG practices as noted below. The ESG disclosures are also available on the Company’s website at www.patrickind.com under “Investor Relations—Corporate Governance” under the heading “Environmental, Social and Governance Disclosures.”

▶

In 2020, the Corporate Governance and Nominations Committee, charged with providing appropriate oversight on ESG matters, directed the Company to establish, and the Company established, a formal ESG committee comprised of team members leading our internal environmental, social and financial governance functions, championed by senior management in partnership with Board sponsorship and oversight. The ESG committee works to identify and define relevant ESG priorities and initiatives, and enhance our communications with our employees, customers, communities and shareholders.

▶

Information Security Risks/Matters: The Company has enhanced its oversight of cybersecurity to help ensure that cyber risk is effectively monitored with the Board. Executive leadership and the Board make determinations and decisions on strategy and direction of cybersecurity based on analysis and recommendations from Information Technology (“IT”) leadership. The Company’s cyber security model, analysis of the effectiveness of the anti-phishing and other cyber security programs, and updates on cyber technology implementations are examples of cybersecurity content reviewed by the Board. The Company has retained a cybersecurity consulting firm to support cyber program priorities and harden system security.

In addition, the Company’s IT department has implemented technology controls around user access, incident monitoring, event tracking, and security incident alert monitoring. Technology controls and governance documentation are reviewed regularly with executive leadership and the Board. The Company defines cybersecurity policies consistent with operations and employs continuous improvement measures to enhance reliability and flexibility in compliance with changing requirements.

ENVIRONMENTAL, HEALTH AND SAFETY / SOCIAL RESPONSIBILITY

We are conscious of our environmental impact and the health and safety (“EHS”) of all of our team members, contractors, and communities in which we operate. We actively seek to implement sound practices and safe behaviors to protect the environment and the health and safety of our employees insofar as they are affected by our facilities, products and services. In particular, we strive to:

▶	Meet or exceed applicable environmental, health, safety and legal requirements;

▶	Continuously improve our processes to reduce our impact on the environment and eliminate workplace injuries;

▶	Require individual accountability and provide regular training and development of all team members;

▶	Identify, consider and minimize potential EHS impacts of new and modified products and production processes, acquisitions, and capital project review and approval activities; and

▶	Promote health and wellness of our employees

With Board oversight, the Executive Management team, Business Unit directors, the ESG committee, and Human Resources teams work to develop, implement, and manage safety and health programs in the interest of a safe work environment that also promotes a work/life balance. In addition, we seek to contribute positively to the communities in which we operate.

In conjunction with Board oversight related to climate related risks and opportunities, our goal is to comply with all applicable environmental and local, state, and federal safety and health regulations, and conduct our operations in a manner that safeguards the environment and minimizes waste, emissions, and energy consumption. We look forward to developing new processes and technologies to recycle more material, manage energy consumption, and engineer products for each of the markets we serve.

We require everyone in the Patrick organization to assume the responsibility of individual and organizational safety. It is each team member’s responsibility that all work tasks be conducted in a safe and efficient manner. An extensive array of metrics has been established and communicated to team members to ensure an understanding of our current level of performance and to continually identify opportunities for improvement.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to help ensure that we are managed for the long-term benefit of our shareholders. Commensurate with the size and nature of each of Patrick’s businesses, the Company utilizes management systems, tools and processes to help (1) ensure compliance with applicable laws, regulations and the requirements set forth in its Code of Ethics and Business Conduct (the “Code”); (2) promote an awareness and commitment to ethical business practices, including, without limitation, the expectations set forth in the Code; (3) facilitate the timely discovery, investigation, disclosure and implementation of corrective actions for violations of law, regulations or the expectations set forth in the Code; and (4) provide training to all employees on compliance requirements, including IT security, as necessary and as required by law.

The Board intends to continue to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics and Business Conduct, Diversity Policy, Social and Environmental Responsibility Policy, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules.

Board Membership and Leadership

As of the date of this Proxy Statement, our Board has nine members. Mr. Cleveland serves as Executive Chairman of the Board and Mr. Welch serves as lead independent director. Except for Mr. Cleveland and Mr. Nemeth, our President and Chief Executive Officer, no director is an employee. As described on page 14 of the Proxy Statement under “Nominees for Election”, Mr. Forbes served as the Company’s Interim CFO from June 12, 2020 through November 23, 2020.

Election of Directors and Length of Board Term

Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.

Board Meetings and Attendance

The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had five regular meetings in 2020. Additionally, the Board had 13 special meetings in 2020 which included periodic update calls with the President and Chief Executive Officer and the Chief Financial Officer. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he/she served in 2020 and all directors attended the most recent Annual Meeting of Shareholders which was held on May 14, 2020. We expect all Board members to attend the 2021 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines and our Code of Ethics and Business Conduct are all available on our website at www.patrickind.com, under “Investor Relations—Corporate Governance” or by writing to:

Patrick Industries, Inc.

Attn: Joel D. Duthie, Secretary

107 West Franklin Street

Elkhart, Indiana 46515-0638

Shareholder Communications

Shareholders may send communications to the full Board and/or a particular Board member c/o Joel D. Duthie-Secretary, Patrick Industries, Inc., 107 West Franklin Street, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Executive Sessions of Independent Directors

The Board and Board Committees regularly meet in executive session without the presence of any employee directors or representatives. The executive sessions of the Board are presided over by Mr. Welch, the lead independent director. Any independent director can request additional executive sessions. The independent directors met in executive sessions five times in 2020.

Seven of the nine members of the Board (as of the date of this Proxy) have been designated by the Board as independent directors. The Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors in 2020 were Joseph M. Cerulli, John A. Forbes (from January 1, 2020 to June 11, 2020 and effective November 24, 2020), Michael A. Kitson, Pamela R. Klyn, Derrick B. Mayes, Denis G. Suggs and M. Scott Welch.

Board Risk Oversight

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting officers reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with the senior financial and accounting officers and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Board Diversity Policy

The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. Our Corporate Governance and Nominations Committee follows a diversity practice which it formally adopted as a Board Diversity Policy in 2018. The Diversity Policy requires that the Corporate Governance and Nominations Committee consider diversity criteria, including race, ethnicity and gender, when identifying candidates for Board membership. In addition, to be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

▶	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

▶	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

▶	Expertise in key areas of corporate management and in strategic planning;

▶	Financial literacy and financial and accounting expertise; and

▶	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Board Diversity Policy is available on the Company’s website at www.patrickind.com under “Investor Relations—Corporate Governance.”

The Board believes that a board made up of highly qualified directors with diverse backgrounds, skills and experiences and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise and the Company’s evolving customer and employee base, promotes better corporate governance.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.

Process for Consideration of Director Candidates

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

Board Committee Responsibilities and Related Matters

The Company has three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. All members of each Committee are independent directors who meet the independence and experience standards of NASDAQ. The Board annually selects the directors who serve on each of the Board Committees. Each Board Committee functions pursuant to a written charter. The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his/her Board Committee’s activities.

The following table reflects the current membership of each Board Committee (as of the date of this proxy):

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominations Committee

JOSEPH M. CERULLI			Chair

JOHN A. FORBES (1)	X	X	X

MICHAEL A. KITSON	Chair	X	X

PAMELA R. KLYN	X	X	X

DERRICK B. MAYES	X	X	X

DENIS G. SUGGS	X	X	X

M. SCOTT WELCH	X	Chair	X

(1)	Mr. Forbes served as chairman of the Corporate Governance and Nominations Committee from January 1, 2020 through June 11, 2020.

AUDIT COMMITTEE

The Audit Committee’s report is provided on page 22 of this Proxy Statement.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

The Board has an Audit Committee for which Michael A. Kitson serves as the Chairman. Mr. Forbes suspended his position on the Audit Committee as of June 12, 2020 upon his appointment as Interim CFO of the Company and resumed his position on November 24, 2020 upon the appointment of a permanent CFO. The Audit Committee met 13 times in 2020. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance. The primary responsibilities of the Audit Committee include:

▶  Oversight responsibilities related to potential material risks to the business including, but not limited to, credit, liquidity, IT security, and operational risks;

▶   Recommending to the Board the independent auditors to be employed for the purpose of conducting the annual audit of our financial statements;

▶   Discussing with the independent auditors the scope of their examination;

▶   Reviewing our financial statements and the independent auditors’ report thereon with our personnel and the independent auditors;

▶   Inviting the recommendations of the independent auditors regarding internal controls and other matters; and

▶   Approving all non-audit services provided by the independent auditors and reviewing these engagements on a per occurrence basis.

The Board has determined that each of the current members of the Audit Committee is independent, as defined in the NASDAQ listing standards and relevant SEC rules. In addition, as of the date of this proxy, the Board has determined that four of these members also meet both the qualifications required to be an audit committee financial expert and the financial sophistication requirements contained in the NASDAQ listing standards (Messrs. Forbes, Kitson, Suggs and Welch).

COMPENSATION COMMITTEE

The Compensation Committee’s report is provided on page 59 of this Proxy Statement.

For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

The Board has a Compensation Committee for which M. Scott Welch serves as the Chairman. Mr. Forbes suspended his position on the Compensation Committee as of June 12, 2020 upon his appointment as Interim CFO of the Company and resumed his position on November 24, 2020 upon the appointment of a permanent CFO. The Compensation Committee met five times in 2020. The primary responsibilities of the Compensation Committee include:

▶   Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

▶   Oversight authority to attract, develop, promote and retain qualified senior executive management; and

▶   Oversight authority for the stock-based compensation programs.

In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Willis Towers Watson, as further described below under the heading “Compensation Discussion and Analysis.” Willis Towers Watson’s fees are approved by the Compensation Committee. Willis Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ listing rules and determined that their work did not give rise to any conflicts of interest.

The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines.

Compensation Committee Interlocks and Director Participation

During 2020, no executive officer served on the board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. With the exception of Mr. Forbes, no other member of the Compensation Committee was an officer or employee of the Company during 2020.

CORPORATE GOVERNANCE AND NOMINATIONS COMMITTEE

For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

The Board has a Corporate Governance and Nominations Committee for which John A. Forbes served as the Chairman until his appointment as Interim Chief Financial Officer on June 12, 2020, at which time Joseph M. Cerulli assumed the role of Chairman of the Corporate Governance and Nominations Committee. Mr. Forbes resumed his position as a member of the committee on November 24, 2020 upon the appointment of a permanent CFO. The Corporate Governance and Nominations Committee met four times in 2020. The primary responsibilities of the Corporate Governance and Nominations Committee include:

▶   Assisting the Board in identifying, screening and recommending qualified candidates to serve as directors;

▶   Recommending nominees to the Board to fill new positions or vacancies as they occur;

▶   Reviewing and recommending to the Board the compensation of directors;

▶   Recommending to the Board nominees for election by shareholders at the Annual Meeting;

▶   Reviewing and monitoring corporate governance compliance as well as recommend appropriate changes;

▶   Reviewing the succession planning for our senior executive officers;

▶   Providing overall oversight of our ESG policies and initiatives and working with management to identify and define relevant ESG topics and programs; and

▶   Conducting an annual assessment of the Board’s performance.

The Board has determined that each of the current members of the Corporate Governance and Nominations Committee (as of the date of this proxy) is independent as defined in the listing standards of the NASDAQ Stock Market and our Corporate Governance Guidelines.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2020.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program approved by the Board for the 2020 fiscal year for the Named Executive Officers (“NEOs”).

NAMED EXECUTIVE OFFICERS

Todd M. Cleveland, Andy L. Nemeth, Jeffrey M. Rodino, Kip B. Ellis and Jacob R. Petkovich, who are the NEOs as of the date of this Proxy, are shown below along with a brief biography. Joshua A. Boone and John A. Forbes, who both served as Chief Financial Officer, were NEOs for a portion of 2020 and are included in the CD&A and accompanying tables as applicable.

TODD M. CLEVELAND EXECUTIVE CHAIRMAN OF THE BOARD	ANDY L. NEMETH CEO AND PRESIDENT	JEFFREY M. RODINO CHIEF SALES OFFICER (CSO) AND EXECUTIVE VICE PRESIDENT OF SALES

KIP B. ELLIS CHIEF OPERATING OFFICER (COO) AND EXECUTIVE VICE PRESIDENT OF OPERATIONS	JACOB R. PETKOVICH CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT OF FINANCE, AND TREASURER

Effective January 1, 2020, Andy L. Nemeth assumed the role of CEO of the Company and continued in his role as President. Todd M. Cleveland previously held the role of CEO from February 2009 through December 31, 2019. In addition, Mr. Cleveland assumed the role of Executive Chairman of the Company effective January 1, 2020. Mr. Forbes, a member of the Company’s Board, assumed the position of Interim CFO upon the resignation of Joshua A. Boone, for the period of June 12, 2020 through November 23, 2020. Jacob R. Petkovich, assumed the position of permanent CFO, effective November 24, 2020. For additional details, see footnotes 8 to 12 to the “Summary Compensation Table” on page 47. A brief biography of each of the NEOs (as of the date of this proxy) is as follows:

TODD M. CLEVELAND

Todd M. Cleveland was appointed Executive Chairman of the Board of the Company in January 2020. Prior to that, Mr. Cleveland was Chairman of the Board from May 2018 to December 2019 and Chief Executive Officer from February 2009 until December 2019. Mr. Cleveland was President of the Company from May 2008 to December 2015, and Chief Operating Officer from May 2008 to March 2013. Prior to that, Mr. Cleveland served as Executive Vice President of Operations and Sales and Chief Operating Officer from August 2007 to May 2008 following the acquisition of Adorn Holdings, Inc. by Patrick in May 2007. Mr. Cleveland has over 30 years of recreational vehicle, manufactured housing, marine and industrial experience in various leadership capacities.

ANDY L. NEMETH

Andy L. Nemeth was appointed Chief Executive Officer of the Company in January 2020. In addition to this role, Mr. Nemeth serves as President of the Company, a position he has held since January 2016. Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 2015, and Secretary-Treasurer from 2002 to 2015. Mr. Nemeth has over 29 years of recreational vehicle, manufactured housing, marine and industrial experience in various financial and managerial capacities.

JEFFREY M. RODINO

Jeffrey M. Rodino was appointed Chief Sales Officer of the Company in September 2016. In addition to this role, Mr. Rodino serves as the Executive Vice President of Sales, a position he has held since December 2011. Prior to that, he was the Chief Operating Officer of the Company from March 2013 to September 2016, and Vice President of Sales for the Midwest from August 2009 to December 2011. Mr. Rodino has over 27 years of experience in serving the recreational vehicle, manufactured housing, marine and industrial markets.

KIP B. ELLIS

Kip B. Ellis was appointed Executive Vice President of Operations and Chief Operating Officer of the Company in September 2016. He was elected an officer in September 2016. Mr. Ellis joined the Company as Vice President of Market Development in April 2016. Prior to his role at Patrick, Mr. Ellis served as Vice President of Aftermarket Sales for the Dometic Group from 2015 to 2016. Prior to his tenure at Dometic, Mr. Ellis served as Vice President of Global Sales and Marketing from 2007 to 2015 at Atwood Mobile Products. Mr. Ellis has over 24 years of experience serving the recreational vehicle, manufactured housing, marine and industrial and automotive markets.

JACOB R. PETKOVICH

Jacob R. Petkovich was appointed as Executive Vice President of Finance, Chief Financial Officer, and Treasurer of the Company in November 2020. Prior to joining Patrick, Mr. Petkovich served as Managing Director in the Leveraged Finance Group of Wells Fargo Securities and predecessor Wachovia Securities from 2004 to 2020, performing in various senior leadership roles responsible for leading, underwriting, structuring and arranging financing solutions to support issuers’ access to the capital markets for acquisition financings, recapitalizations, refinancings and restructurings.

2020 EXECUTIVE COMPENSATION PLAN HIGHLIGHTS

▶

The Company established base pay, short-term incentive (“STI”) and long-term incentive (“LTI”) target pay for the newly appointed CEO. All elements of the newly appointed CEO’s compensation were established by the Company in alignment with its peer group and general industry scoping to assure a market-competitive compensation package for total target direct compensation.

▶

The Company increased the compensation of each NEO through adjustment to one or more of such NEO’s compensation components. Adjustments were made in alignment with Company’s and NEO’s scope increases and to assure a market-competitive compensation package for total target direct compensation.

▶

The Company implemented COVID-19 pandemic related changes to the performance payout metrics for the 2020 STI plan, with adjustments to threshold performance targets and corresponding payout when below plan.

▶	The Company made no changes to the LTI plan.

▶	Beyond those changes previously disclosed, the Company made no additional changes year-over-year to the Executive Compensation Plan.

SUMMARY OF COVID-19 COMPENSATION ACTIONS

The COVID-19 pandemic caused a disruption to the Company’s operations during the latter half of March 2020 and through the month of April 2020. In order to prioritize the safety and well-being of Patrick team members, continue to balance production levels with customer demand, and comply with government mandates while maximizing cash flows and liquidity, the Company temporarily suspended operations at certain facilities during this time period and furloughed certain affected team members with benefits. Additionally, the Company proactively took the following cost containment and financial management measures related to compensation of its NEOs, Board of Directors and other team members:

▶	Messrs. Cleveland and Nemeth voluntarily reduced their salaries by 50% from late March through mid-June 2020;

▶	The other NEOs and other executives voluntarily reduced their salaries by 25% for the same time period;

▶	Voluntary 50% reduction in cash fees for the Board of Directors for the same time period;

▶	Compensation reduction for salaried team members; and

▶	Freeze on all non-essential hiring

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

We believe that our compensation plan as it relates to the NEOs and other executives requires alignment with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows to ensure appropriate management commitment to the Company’s success. Messrs. Cleveland, Nemeth, Rodino, Ellis, Petkovich, Boone and Forbes comprise our NEOs for fiscal 2020, as such term is used under SEC rules. Our philosophy and objectives are to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders, both short-term and long- term. The Company utilizes a “pay-for-differentiated performance” compensation philosophy that establishes base salaries that are generally low relative to our peer group companies while offering the opportunity for greater upside pay by establishing performance-based short-term and long-term incentives that are generally high relative to our peer group companies. Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals.

With the impact of the global pandemic and the imminent downturn in the business expected at that time, and in an effort to engage and retain our NEO group and other key employees, the Board approved a modification to the STI element of our compensation plan. This modification recognized the high likelihood of performing under the 2020 financial plan. Thus, the minimum threshold was reduced from 75% of plan to 50% of plan to achieve 50% payout of the NEO’s short-term incentive target. In addition, the metric used to measure Company performance was changed to operating income from net income, with the elimination of personal performance factors to allow management to focus on the impacts of the global pandemic. See the payout matrix chart on page 35.

In May 2020, in order to incentivize and retain the members of its executive management team and certain other team members, the Compensation Committee approved the grant of stock options to each then NEO and to other executive officers and key employees under and in accordance with the terms and conditions of the Company’s 2009 Omnibus Incentive Plan in consideration of the NEOs’ voluntary reduction in salaries and other initiatives and in recognition of their efforts and contributions during this challenging period for the Company. See “Performance and Retention – 2020 Stock Option Grants” on pages 43 and 44. In addition, due to the COVID-19 pandemic, the Compensation Committee waived the performance criteria obligation to meet the third year (2020) of the three year performance criteria set forth in the Long-Term Incentive Plan (“LTIP”) awards granted to the executive officers of the Company in 2018 and reduced the second year (2020) of the three year performance criteria set forth in the LTIP award granted to the executive officers in 2019.

Based on the overall performance of the Company in 2020 and each NEOs’ individual contribution to those results, particularly in light of the challenges presented by the COVID-19 pandemic, the Compensation Committee also approved a year-end 2020 discretionary cash bonus for certain of the NEOs. See “Discretionary Bonus” on page 41.

In order to meet these objectives, the Compensation Committee met numerous times throughout 2020 and conducted independent benchmark studies and analyses, in conjunction with the utilization of a third-party compensation consultant, to develop a comprehensive performance and rewards compensation strategy directly related to our NEOs and other executives. See “Plan Components” on page 37.

2020 Executive Compensation Plan: Pay-at-Risk

The 2020 executive compensation plan for the NEOs was designed to compensate and reward the plan participants with “pay-for-differentiated-performance.” The plan design is specifically designated through each compensation component to incrementally reward the NEO as the performance against established key financial metrics is achieved. This plan design places a high degree of emphasis and reward based on variable compensation or “pay-at-risk.” Each element of compensation is outlined below in demonstration of the philosophy and architecture of the plan design.

Base Pay (Salary)

To implement our variable pay-at-risk philosophy in 2020, we intentionally set the NEOs’ base salaries lower than market-based salaries.

The CEO and each of the other NEOs’ original base compensation for 2020 was aligned to the 25th to 50th percentile range of their respective established peer group and general industry data.

Executive	2020 Base Pay	Fixed or Variable Pay

CEO	$675,000	Fixed Pay

ALL OTHER NEOS COMBINED (1)	1,900,000	Fixed Pay

(1)	All other NEOs comprised of Messrs. Cleveland, Rodino, Ellis and Petkovich, with Mr. Petkovich at his full annual base pay. Messrs. Boone and Forbes are excluded.

Non-Equity Incentive Plan Compensation (Short-Term Incentive Plan)

The original 2020 Short-Term Incentive Plan (“STIP”) was designed to reward the CEO and each of the other NEOs for differentiated incremental performance against the net income of the plan year (net of 2020 acquisitions) and individual performance goals of each NEO. The STIP is designed to be 100% variable, performance dependent, pay-at-risk. Assuming target performance, the net income metric performance accounts for 70% of the performance payout and each NEO’s personal strategic objectives account for 30% of the performance payout, allowing for differentiation of each individual NEO’s contributions to the performance of the Company. STIP compensation may range from 0 to 200% of target and is 100% variable compensation.

If an individual’s performance rating is below the threshold performance rating, such individual is not eligible for a STIP award regardless of Company performance. If the Company’s net income (net of acquisitions) performance is below the threshold Company performance, no individual is eligible for that performance plan year’s annual STIP award regardless of individual performance.

The STIP threshold, target, stretch and maximum performance levels for both net income (net of 2020 acquisitions) and personal performance and related payouts, as the STIP was originally designed for 2020, are noted below for reference.

	Company Performance (70% of target performance payout)

Net Income Performance	Performance to Plan (%)	Payout (%)

LESS THAN THRESHOLD	<75	0

THRESHOLD	75	50

TARGET (PLAN)	100	100

STRETCH	110	175

MAXIMUM	115	200

	NEO Individual Performance (30% of target performance payout)

Personal Performance	Performance Rating (0-5 Scale)	Payout (%)

LESS THAN THRESHOLD	<2.5	0

THRESHOLD	2.5	50

TARGET (PLAN)	3.5	100

STRETCH	4.4	175

MAXIMUM	5.0	200

The STIP target amount for the CEO and each of the other NEOs is designed to align to the 75th percentile range of established peer group and general industry pay percentiles.

Executive	2020 Target STIP	Fixed or Variable Pay

CEO	$1,600,000	Variable Pay

ALL OTHER NEOs COMBINED (1)	$3,375,000	Variable Pay

(1)	All other NEOs comprised of Messrs. Cleveland, Rodino, Ellis and Petkovich, with Mr. Petkovich at full year target STI awards. Messrs. Boone and Forbes are excluded.

2020 Pandemic Impact Modified Non-Equity Incentive Compensation (Short-Term Incentive)

As described above, the 2020 STIP was modified in May 2020 following the five weeks of shutdown of certain of the Company’s operations that occurred in late March through the month of April 2020 to reflect the high likelihood of performing under the 2020 financial plan as a result of the impact on our business due to the COVID-19 pandemic and in consideration of the voluntary salary reductions of the NEOs and other executives. In addition to eliminating the personal performance factor from the STIP and having 100% of STIP payouts based on Company performance, the Company performance metric was changed to operating income from net income and the payouts as a percent of target were changed as follows:

Operating Income Performance	Performance to Plan (%)	Payout as % of Target

THRESHOLD	50	50

TARGET	100	100

Long-Term Incentive Plan Compensation (Long-Term Incentive Plan)

The 2020 Long-Term Incentive Plan (“LTIP”) was designed to reward the NEOs for sustained, long-range performance while ensuring incremental reward for differentiated performance against the Company’s three-year cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA”) plan. The design of the LTIP creates 80% of the target value of the award in the form of this performance-dependent variable pay and 20% in the form of retentive, time-based fixed compensation with three-year cliff vesting.

The LTIP threshold, target, stretch and maximum performance levels for three-year cumulative EBITDA and related payouts are noted below for reference.

3-Year Cumulative EBITDA	Performance to Plan (%)	Payout (%)

LESS THAN THRESHOLD	<80	0

THRESHOLD	80	50

TARGET	100	100

STRETCH	110	150

MAXIMUM	120	200

The LTIP target amount for the CEO and each of the other NEOs is designed to align to the 50th percentile range of peer and general industry pay percentiles. The target value of the LTIP is awarded in Restricted Stock Units (“RSUs”). The table below outlines the target LTIP amount for the CEO and all the other NEOs combined.

Executive	2020 Target LTIP	Variable Pay (80%)	Fixed Pay (20%)

CEO	$2,300,000	$1,840,000	$460,000

ALL OTHER NEOs COMBINED (1)	3,925,000	3,140,000	785,000

(1)	All other NEOs comprised of Messrs. Cleveland, Rodino, Ellis and Petkovich, with Mr. Petkovich at full year target LTI award. Messrs. Boone and Forbes are excluded.

Total Target Compensation: Fixed vs. Variable Pay Summary

Upon combining all pay elements of the 2020 Executive Compensation Plan, including the special stock option awards and discretionary bonuses described above within the fixed pay element, the percentages of total fixed versus variable pay at target are depicted in the table below.

		Total Target Fixed Pay		Total Target Variable Pay
Executive	Total Target Compensation	$	%	$	%

CEO	$6,365,000	$2,925,000	46.0%	$3,440,000	54.0%

ALL OTHER NEOs COMBINED (1)	13,547,800	7,032,800	51.9%	6,515,000	48.1%

(1)

All other NEOs comprised of Messrs. Cleveland, Rodino, Ellis and Petkovich, with Mr. Petkovich as his full annual salary and full-year target short-term and long-term incentive awards. Messrs. Boone and Forbes are excluded.

Excluding the special stock option awards and discretionary bonuses described above from the fixed pay element and combining all the other pay elements of the 2020 Executive Compensation Plan, the percentages of total fixed versus variable pay at target are depicted in the table below.

		Total Target Fixed Pay		Total Target Variable Pay
Executive	Total Target Compensation	$	%	$	%

CEO	$4,575,000	$1,135,000	24.8%	$3,440,000	75.2%

ALL OTHER NEOs COMBINED (1)	9,533,300	3,018,300	31.7%	6,515,000	68.3%

(1)

All other NEOs comprised of Messrs. Cleveland, Rodino, Ellis and Petkovich, with Mr. Petkovich as his full annual salary and full-year target short-term and long-term incentive awards. Messrs. Boone and Forbes are excluded.

Executive Compensation Decisions

Participants and Roles

COMPENSATION COMMITTEE

▶  Reviews and approves, with input from our management team and external advisors, the Company’s executive compensation and benefits programs, including the NEOs.

▶   Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.

INDEPENDENT COMMITTEE CONSULTANT

▶  Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.

▶   Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER AND SENIOR HUMAN RESOURCES EXECUTIVE

▶  When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, as well as compliance and disclosure requirements.

▶   The CEO evaluates the performance plans of the President, CSO, COO and CFO and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

▶	NEOs’ roles, position scope, experience, skill set and performance history;

▶	The external market for comparable roles;

▶	The current and expected business climate; and

▶	The Company’s financial position and operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The Compensation Committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation. In addition, the Compensation Committee utilizes a third-party compensation consulting firm, Willis Towers Watson, to provide relevant compensation benchmarks for the NEOs and other key leadership roles as well as plan design review and input. Holders of approximately 75% of the shares voted in the most recent shareholder advisory vote at our Annual Meeting of Shareholders held on May 14, 2020 voted to approve the compensation of the NEOs for fiscal year 2019. The Compensation Committee takes the shareholder advisory voting results, along with any other shareholder input on executive compensation, into consideration as one of several decision points in its executive compensation decision making process for each plan year.

Benchmark Sources and Fiscal Year 2020 Peer Group

As described under “Plan Components,” an important factor in establishing executive compensation for 2020 is the external market for comparable roles. In addition, based on the data utilized from an index of General Industry companies provided by the Central Data Base Survey of Willis Towers Watson, our independent compensation committee consultant, the Compensation Committee updated its benchmark peer group for the period ended December 31, 2020 to include the following companies, which we believe represents an effective comparator group of similar size and with similar scope of revenue and market capitalization. Applied Industrial Technologies, Inc., Armstrong World Industries, Inc., Gibraltar Industries, Inc., NCI Building Systems, Inc., Simpson Manufacturing Co., Inc., and Standard Motor Products, Inc. (all of which were members of the 2019 peer group) were removed from the 2020 peer group and replaced with Brunswick Corporation, Cornerstone Building Brands, Inc., Modine Manufacturing Company, Polaris Inc., Thor Industries, Inc. and UFP Industries, Inc. in an effort to provide a better aligned peer group for purposes of market comparison of our executive compensation packages based on our general guidelines.

▶  American Woodmark Corporation

▶   Apogee Enterprises, Inc.

▶   Brunswick Corporation

▶   Cavco Industries, Inc.

▶   Cornerstone Building Brands, Inc.

▶   EnPro Industries , Inc.

▶   Hyster-Yale Materials Handling, Inc.

▶   LCI Industries, Inc

▶  Masonite International Corporation

▶   Modine Manufacturing Company

▶   Mueller Industries, Inc.

▶   Polaris Inc.

▶  Thor Industries, Inc.

▶   UFP Industries, Inc.

▶   Wabash National Corporation

▶   Winnebago Industries, Inc.

Fiscal Year 2020 Executive Compensation

Compensation and Benefits Components	Description and Purpose

BASE SALARY	Cash payments reflecting a market competitive position for performance of functional role.

SHORT-TERM INCENTIVES

Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

LONG-TERM INCENTIVES

Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high- performing talent and align the interests of senior management with shareholder interests.

EXECUTIVE HEALTH AND WELFARE BENEFITS	Health and welfare benefits mirror scope of standard plans for all employees.

VOLUNTARY DEFERRED COMPENSATION PLAN

Highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

OTHER COMPENSATION

Other compensation includes: Automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan and to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and welfare program.

SEVERANCE BENEFITS	Reasonable and customary transition support aligned to market benchmark data.

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the CEO and approves the base salaries for the other NEOs based on recommendations by the CEO.

When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size and scope and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th to 50th percentile of the Company’s peer group in determining base salaries.

Effective January 2020, the changes to the base salaries for Messrs. Nemeth and Cleveland reflect Mr. Nemeth’s promotion to the role of CEO of the Company and his continued role as President. Mr. Cleveland, who previously held the role of CEO from February 2009 through December 31, 2019, assumed the role of Executive Chairman of the Company effective January 1, 2020.

The Board increased the CEO salary in 2020 as a result of Mr. Nemeth’s individual performance and increased role in developing and executing the Company’s growth strategy and peer comparator group market data alignment. The other NEOs’ base salary increases were based on peer group data market alignment and individual performance contributions.

Name / Benefit	2019 Base Salary	2020 Base Salary	% Increase/Decrease

TODD M. CLEVELAND	$750,000	$600,000	(20.0%)

ANDY L. NEMETH	500,000	675,000	35.0%

JEFFREY M. RODINO	425,000	425,000	—%

KIP B. ELLIS	450,000	450,000	—%

JACOB R. PETKOVICH (1)	—	425,000	—%

JOSHUA A. BOONE (2)	400,000	400,000	—%

JOHN A FORBES (3)	—	375,000	—%

(1)

Mr. Petkovich assumed the position of CFO effective November 24, 2020. The amount shown represents his full annual salary. The amount actually paid in 2020 was pro-rated based on his period of service. See “Chief Financial Officer Employment Agreement” on page 56.

(2)	Mr. Boone resigned from the Company effective June 12, 2020. The amount shown represents his full annual salary. The amount actually paid in 2020 was pro-rated based on his period of service.

(3)

Mr. Forbes, a member of the Company’s Board, assumed the position of Interim CFO upon the resignation of Mr. Boone, for the period of June 12, 2020 through November 23, 2020. The amount shown represents his full annual salary. The amount actually paid in 2020 was pro-rated based on his period of service.

Non-Equity Incentive Plan Awards

The short-term incentive portion of the 2020 compensation plan consists of annual non-equity incentive plan awards, which are reviewed and approved each year and are based on the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2020 STIP to align the STIP with shareholder interest by measuring the Company’s financial performance. As discussed above, the 2020 STIP was modified to reflect the impact of the COVID-19 pandemic. In addition to eliminating the personal performance factor from the STIP and having 100% of STIP payouts based on Company performance, the Company performance metric was changed to operating income from net income. These components are noted on pages 34 and 35.

The STI metric components based on the adjusted STIP for 2020 are as follows:

2020 STIP Award Component (Adjusted)	Threshold Performance	Target Performance

COMPANY PERFORMANCE (OPERATING INCOME) (1)	$87.4MM	$174.8MM

PAYOUT AS A PERCENTAGE OF TARGET AWARD	50%	100%

(1)	All operating income targets are net of the contributions of 2020 acquisitions.

The Company achieved adjusted fiscal 2020 operating income of $166.4 million (net of 2020 acquisitions) which equated to 95.0% of the target Company performance. When referring to the modified 2020 STIP payout matrix on page 35, the actual STIP award payouts for 2020 were as follows:

Name / Benefit	2020 Base Salary (1)	Target Award as a % of Base Salary (2)	Target STI Award	Actual Award Amount as a % of Target Award	Actual 2020 STI Award Payout

TODD M. CLEVELAND	$600,000	233.3%	$1,400,000	95%	$1,330,000

ANDY L. NEMETH	675,000	237.0%	1,600,000	95%	1,520,000

JEFFREY M. RODINO	425,000	147.1%	625,000	95%	593,750

KIP B. ELLIS	450,000	155.6%	700,000	95%	665,000

JACOB R. PETKOVICH (3)	425,000	152.9%	650,000	N/A	250,000

JOSHUA A. BOONE (4)	400,000	125.0%	500,000	N/A	150,000

JOHN A. FORBES (5)	375,000	106.7%	400,000	95%	221,667

(1)	The 2020 Base Salary for each of the NEOs reflects the amount as though the NEO were employed by the Company for the full 2020 fiscal year.
(2)

The target award as a percentage of base salary for the NEOs, with the exception of Messrs. Petkovich and Forbes, was determined by the Compensation Committee and applied to the base salary in effect as of January 2020. The target award as a percentage of base salary was established for each NEO in 2020 in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and further enhancement of the pay-at-risk for each NEO.

(3)

The actual 2020 STI award payout shown above for Mr. Petkovich was guaranteed per the terms of his employment agreement dated November 24, 2020. All other amounts reflected in the table are calculated based on his service for the full 2020 fiscal year.

(4)

Mr. Boone’s actual 2020 STI award payment was prorated for his period of service from January 1, 2020 through June 12, 2020, the date on which his employment with the Company terminated. All other amounts reflected in the table are calculated based on his service for the full 2020 fiscal year.

(5)

Mr. Forbes’ target STI award represents his full year target award, which was prorated based on his period of service as Interim CFO of the Company. The actual 2020 STI award payout equated to 95% of the pro-rated target award and was based on Company performance as noted above.

Short-Term Equity Incentive Plan Awards

In 2020, the Compensation Committee of the Board granted short-term equity incentive plan awards to Messrs. Petkovich and Forbes as follows:

Name / Benefit	Time-Based Share Award (Shares)

JACOB R. PETKOVICH (1)	5,000

JOHN A. FORBES (2)	3,000

(1)

The Compensation Committee of the Board approved a short-term equity incentive plan award for Mr. Petkovich as stated per the terms of his employment agreement dated November 24, 2020, consisting of 5,000 time-based shares that became 100% vested on January 26, 2021.

(2)

The Compensation Committee of the Board approved a short-term equity incentive plan award dated November 27, 2020 for Mr. Forbes in recognition of his service as Interim CFO, consisting of 3,000 time-based shares that became 100% vested as of the grant date.

Discretionary Bonus

The Board reviewed the overall performance of the Company in 2020 and each NEOs’ individual contribution to those results and approved a year-end 2020 discretionary cash bonus for certain of the NEOs as noted in the chart below:

Name	2020 Discretionary Bonus Award

TODD M. CLEVELAND	$70,000

ANDY L. NEMETH	80,000

JEFFREY M. RODINO	35,000

KIP B. ELLIS	35,000

JACOB R. PETKOVICH (1)	—

JOSHUA A. BOONE (2)	—

JOHN A. FORBES	11,666

(1)	Mr. Petkovich was appointed CFO effective November 24, 2020.

(2)	Mr. Boone’s employment with the Company terminated on June 12, 2020.

Long-Term Equity Incentive Plan

We believe that long-term incentive compensation represents an important and appropriate motivational tool to achieve certain long- term Company goals and closely align the interests of our management team with those of our shareholders. Our executive officers participate in our long-term incentive plan (“LTIP”) as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives and their leadership potential and execution.

In 2020, the Compensation Committee adopted a Board approved “pay-for-differentiated-performance” based Long-Term Incentive Plan (“2020 LTIP”) for the NEOs as noted on page 35. The 2020 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year, reflecting the trading price range of the common stock preceding the grant date ($50.00 for the 2020 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance-contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2020 to 2022) against target from 0% up to a maximum payout of 200% of target. The 2020 LTIP further reflects the Company’s “pay-for-differentiated-performance” philosophy through its upside potential for performance in excess of target levels. For 2020, the target as a percentage of base compensation was increased for all NEOs in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and the increased component of the pay-at-risk compensation for each NEO.

The table below shows a sample calculation of 2020 LTIP award components:

Base Salary	Target Award as a % of Base Salary	Target Award (900 Restricted Shares @ $50.00 per share)	Restricted Shares Target Award: Performance-Contingent (80%) (Shares @ $50.00 per share)	Restricted Shares Target Award: Time-Based (20%) (Shares @ $50.00 per share)

$150,000	30%	$45,000	720	180

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO.

The threshold, target, stretch and maximum performance metrics for the 2020 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) Payout as % of Target	Target EBITDA Performance (1) Payout as % of Target	Stretch EBITDA Performance (1) Payout as % of Target	Maximum EBITDA Performance (1) Payout as % of Target

TIME-BASED SHARES	100%	100%	100%	100%

PERFORMANCE-CONTINGENT SHARES	50%	100%	150%	200%

(1)	The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2020, 2021 and 2022.

The target 2020 LTIP award components for the NEOs in 2020 were as follows:

Name / Benefit	Total Target Award as % of Base Salary	Total Target Award	Total Target Award (Shares)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)

TODD M. CLEVELAND	250.0%	$1,500,000	30,000	6,000	24,000

ANDY L. NEMETH	340.0%	2,300,000	46,000	9,200	36,800

JEFFREY M. RODINO	141.1%	600,000	12,000	2,400	9,600

KIP B. ELLIS	222.2%	1,000,000	20,000	4,000	16,000

JACOB R. PETKOVICH (1)	N/A	N/A	N/A	N/A	N/A

JOSHUA A. BOONE	150.0%	600,000	12,000	2,400	9,600

JOHN A. FORBES (2)	—	—	—	—	—

(1)

Per the terms of his employment agreement dated November 24, 2020, Mr. Petkovich was granted (i) a long-term equity incentive award consisting of 4,000 target Time-Based Shares and 16,000 target Performance-Based Shares, and (ii) a short-term equity incentive award consisting of 5,000 Time-Based Shares that became 100% vested on January 26, 2021. See “Short-Term Equity Incentive Awards” above for additional details.

(2)	The 2020 equity incentive plan compensation for Mr. Forbes did not contain an LTIP component.

Individual NEO threshold, target, stretch and maximum payouts in shares for each long-term incentive component of the 2020 LTIP are outlined below:

Name / Benefit	Threshold EBITDA Performance Component Award (Shares)	Target EBITDA Performance Component Award (Shares)	Stretch EBITDA Performance Component Award (Shares)	Maximum EBITDA Performance Component Award (Shares)

TIME-BASED SHARES (1) (2) TODD M. CLEVELAND	6,000	6,000	6,000	6,000

ANDY L. NEMETH	9,200	9,200	9,200	9,200

JEFFREY M. RODINO	2,400	2,400	2,400	2,400

KIP B. ELLIS	4,000	4,000	4,000	4,000

JACOB R. PETKOVICH (3)	—	4,000	—	—

JOSHUA A. BOONE (4)	2,400	2,400	2,400	2,400

JOHN A. FORBES (5)	—	—	—	—

PERFORMANCE-CONTINGENT SHARES (1) TODD M. CLEVELAND	12,000	24,000	36,000	48,000

ANDY L. NEMETH	18,400	36,800	55,200	73,600

JEFFREY M. RODINO	4,800	9,600	14,400	19,200

KIP B. ELLIS	8,000	16,000	24,000	32,000

JACOB R. PETKOVICH (3)	—	16,000	—	—

JOSHUA A. BOONE (4)	4,800	9,600	14,400	19,200

JOHN A. FORBES (5)	—	—	—	—

(1)	Represents the number of shares for the threshold, target, stretch and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2020 LTIP award.

(2)	The Time-Based Shares cliff vest at the conclusion of the required three-year service period for all NEOs with the exception of Mr. Petkovich.

(3)

Per the terms of his employment agreement, Mr. Petkovich’s Time-Based Shares will vest pro-rata over three years for fiscal years ending December 31, 2021, 2022 and 2023, and the Performance-Based Shares will vest pro-rata over three years based on the meeting of the Company’s performance targets for fiscal years ending December 31, 2021, 2022 and 2023 at target.

(4)	Mr. Boone’s Time-Based Shares and Performance-Based Shares were forfeited upon the termination of his employment with the Company effective June 12, 2020.

(5)	The 2020 equity incentive plan compensation for Mr. Forbes did not contain an LTIP component.

The Company records the estimated compensation expense over the life of the LTIP Plan performance period assuming the stretch payout (150%) and adjusts its estimates on a periodic basis, if required. For Mr. Petkovich’s Performance-Based award, the Company records estimated compensation expense over the life of the LTIP plan performance in alignment with the Company‘s LTIP program target payout (100%). The NEOs have voting rights with respect to all of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2020 LTIP for all the NEOs, with the exception of Mr. Petkovich, will be determined at the conclusion of the three-year performance period ending on December 31, 2022 (the third year in the cumulative EBITDA performance measurement period) and payment of the award will be settled in stock.

See “Potential Payments Upon Termination or Upon a Change of Control” on pages 54 to 58 payable to each of the NEOs upon termination or a change in control.

Performance and Retention—2020 Stock Option Grants

In May 2020, the Compensation Committee granted long-term incentive grants, comprised of stock options, under the 2009 Omnibus Incentive Plan (the “May 2020 Grants”) to each NEO, with the exception of Messrs. Petkovich and Forbes, in recognition of the NEOs’ performance and proven leadership, particularly during the COVID-19 pandemic, and in an effort to retain their employment with the Company. In addition, in November 2020, the Compensation Committee granted a long-term incentive grant, comprised of stock options, under the 2009 Omnibus Incentive Plan (the “November 2020 Grant”) to Mr. Petkovich upon his appointment as CFO of the Company. The May 2020 Grants and November 2020 Grant are comprised of stock options to align the May 2020 Grants and November 2020 Grant with shareholder interests of performance and growth. Unvested options are subject to forfeiture if the NEO’s employment with the Company is terminated prior to vesting. The option grant structure and vesting periods are noted in the table below.

Stock Option Grants Structure and Vesting

Pursuant to the May 2020 Grants and the November 2020 Grant, the Company’s Compensation Committee approved the grants of stock options under the 2009 Omnibus Incentive Plan for the NEOs noted below at an exercise price per share of $41.33 for Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone, and $66.66 for Mr. Petkovich (collectively, the “2020 Options”). The 2020 Options vest in 35%, 35% and 30% increments on May 14, 2021, 2022 and 2023, respectively, and have nine-year contractual terms.

Name	Stock Option Award (Shares)

TODD M. CLEVELAND	90,000

ANDY L. NEMETH	120,000

JEFFREY M. RODINO	60,000

KIP B. ELLIS	60,000

JACOB R. PETKOVICH	30,000

JOSHUA A. BOONE (1)	60,000

JOHN A. FORBES (2)	—

(1)	Mr. Boone’s 2020 Options were forfeited upon the termination of his employment with the Company effective June 12, 2020.

(2)	The 2020 equity incentive plan compensation for Mr. Forbes did not contain a stock option award component.

Stock Ownership Requirement

The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board-established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. The Company does not have a specific holding/retention period for stock options and stock appreciation rights (“SARS”) exercised or for the vesting of stock-based grants. For each of the NEOs employed by the Company as of December 31, 2020, with the exception of Mr. Petkovich as described below, their respective total common stock ownership for the year ended December 31, 2020 exceeded the stock ownership requirement. The following table sets forth information about the required share value of the common stock to be owned by each NEO for the year ended December 31, 2020:

Name	2020 Base Salary	2020 Multiple of Base Salary	Required Total Share Value (1)

TODD M. CLEVELAND	$600,000	4X	$2,400,000

ANDY L. NEMETH	675,000	4X	2,700,000

JEFFREY M. RODINO	425,000	2X	850,000

KIP B. ELLIS	450,000	2X	900,000

JACOB R. PETKOVICH (2)	425,000	2X	850,000

JOSHUA A. BOONE	400,000	2X	800,000

JOHN A. FORBES (3)	375,000	—	—

(1)	Inclusive of the fair value of stock options, SARS, restricted stock and restricted stock units awarded by the Company and shares purchased by the NEO in the open market.

(2)	Mr. Petkovich’s was a newly appointed officer in November 2020 and has three years to attain the stock ownership requirement.

(3)	The Board did not establish a required total share value for Mr. Forbes in his role as Interim CFO.

The Company does not have a policy that prevents employees or directors from engaging in hedging transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, and such transactions are generally permitted.

Executive Retirement Plan and Non-Qualified Excess Plan

Executive Retirement Plan

As part of a long-term compensation program established prior to 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no contributions made to the NQDC Plan in 2020.

Perquisites

The Company believes in a performance-based compensation and benefits package and therefore provides very few perquisites to our NEOs. The Company provides a car allowance to our NEOs, other executives, corporate managers and general managers, all of which are included as taxable income.

Benefit Plans

The Company does not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to certain specified covered employees. Under the rules in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) was deductible without regard to this $1 million limit. The 2017 Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. The Company will continue to monitor IRS guidance interpreting the Tax Cuts and Jobs Act. While the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as “performance-based compensation,” it cannot assure that result.

We expense equity awards in accordance with Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). See Note 17 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for the assumptions used in determining the fair value of equity awards consisting of stock options and SARS.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2020, 2019 and 2018. There were no stock options or SARS awarded to our NEOs for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total

TODD M. CLEVELAND Executive Chairman of the Board (8)	2020	$568,846	$70,000	$2,293,200	$1,282,500	$1,330,000	$—	$26,033	$5,570,579
	2019	731,154	—	4,595,552	—	1,243,800	—	14,867	6,585,373
	2018	690,383	—	4,174,587	—	1,980,000	—	14,836	6,859,806

ANDY L. NEMETH Chief Executive Officer and President (9)	2020	589,423	80,000	3,516,240	1,710,000	1,520,000	32,346	21,356	7,469,365
	2019	493,942	—	2,450,964	—	624,650	30,953	14,690	3,615,199
	2018	472,596	—	1,391,573	—	871,875	29,621	14,365	2,780,030

JEFFREY M. RODINO Chief Sales Officer and Executive Vice President of Sales	2020	399,664	35,000	917,280	855,000	593,750	—	16,251	2,816,945
	2019	417,885	—	842,513	—	423,600	—	12,050	1,696,048
	2018	396,058	—	765,421	—	630,000	—	12,025	1,803,504

KIP B. ELLIS Chief Operating Officer and Executive Vice President of Operations	2020	424,904	35,000	1,528,800	855,000	665,000	—	14,775	3,523,479
	2019	445,193	—	1,148,928	—	440,500	—	12,050	2,046,671
	2018	391,250	—	974,160	—	528,750	—	12,400	1,906,560

JACOB R. PETKOVICH Chief Financial Officer, Executive Vice President of Finance, and Treasurer (10)	2020	31,058	—	1,666,500	882,000	250,000	—	1,000	2,830,558

JOSHUA A. BOONE Former Chief Financial Officer, Vice President of Finance, and Secretary- Treasurer (11)	2020	203,577	—	—	—	150,000	—	6,773	360,350
	2019	388,346	—	842,513	—	322,400	—	7,793	1,561,052
	2018	326,654	—	556,682	—	393,625	—	8,455	1,285,416

JOHN A. FORBES Interim Chief Financial Officer (12)	2020	209,135	11,666	193,530	—	221,667	—	6,125	642,123

(1)

For information on base salaries, see “Base Salary” on pages 38 and 39. In addition, the 2020 base salaries for Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone reflect a voluntary temporary reduction from late March through mid-June due to the pandemic.

(2)	Certain NEOs received discretionary bonus awards for the year ended December 31, 2020.

(3)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 17 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for the assumptions used in determining the fair value of equity awards.

(4)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock options granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 17 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K for the assumptions used in determining the fair value of the 2020 option award based on the Black-Scholes option-pricing model.

(5)

Amounts shown represent the short-term incentive awards earned in 2020 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of Company performance targets for 2020. See “Non-Equity Incentive Plan Awards” on pages 39 and 40.

(6)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEO’s accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates and present value calculations.

(7)	The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution	Other (a)	Total All Other Compensation

TODD M. CLEVELAND	2020	$353	$25,680	$26,033
	2019	827	14,040	14,867
	2018	796	14,040	14,836

ANDY L. NEMETH	2020	1,300	20,056	21,356
	2019	1,250	13,440	14,690
	2018	925	13,440	14,365

JEFFREY M. RODINO	2020	1,026	15,225	16,251
	2019	950	11,100	12,050
	2018	925	11,100	12,025

KIP B. ELLIS	2020	975	13,800	14,775
	2019	950	11,100	12,050
	2018	925	11,475	12,400

JACOB R. PETKOVICH	2020	—	1,000	1,000

JOSHUA A. BOONE	2020	297	6,476	6,773
	2019	593	7,200	7,793
	2018	505	7,950	8,455

JOHN A. FORBES	2020	—	6,125	6,125

(a)

Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, health club reimbursement pursuant to the Company’s general health and welfare program, and cash dividends paid on time-based and performance-based stock awards that were granted on January 17, 2017, and which were paid upon vesting on January 17, 2020.

(8)

Effective January 1, 2020, Mr. Cleveland assumed the position of Executive Chairman of the Board. Mr. Cleveland was CEO of the Company from February 2009 to December 31, 2019 and Chairman of the Board from May 2018 to December 31, 2019.

(9)	Mr. Nemeth assumed the position of CEO of the Company effective January 1, 2020. In addition to his CEO position, Mr. Nemeth serves as President, a position he has held since January 2016.

(10)	Mr. Petkovich was appointed Chief Financial Officer, Executive Vice President of Finance, and Treasurer effective November 24, 2020.

(11)

Mr. Boone’s employment with the Company terminated effective June 12, 2020. Unvested stock awards and option awards granted to him in 2020 were 100% forfeited upon his termination date and are not reflected in the Summary Compensation table above. In addition, the unvested stock awards granted to Mr. Boone in 2018 and 2019 were 100% forfeited upon his termination date and the Company adjusted the related compensation expense in its financial statements in accordance with ASC 718 in the period of forfeiture.

(12)	Effective with Mr. Boone’s departure from the Company, Mr. Forbes, a member of the Company’s Board, assumed the position of Interim CFO for the period of June 12, 2020 through November 23 2020.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, the Company is providing information about the relationship of the annual total compensation of its employees and the annual total compensation of the CEO during 2020. The total annual compensation of our median employee based on total annual compensation (other than our CEO), was $40,639. The annual total compensation of the CEO was $7,469,365. Based on this information, the ratio of the total compensation of the CEO for fiscal 2020 to the median employee’s total annual compensation is 184 to 1.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on the Company’s payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates used were as follows:

1.	The median employee was identified using active employee information as of December 31, 2020.

2.

Fiscal 2020 earnings (gross pay) of cash compensation were used as the consistently applied compensation measure to identify the median employee within the employee population. Cash compensation is the most prevalent measure of pay across the organization. Using this methodology, the median employee’s compensation was $40,639 and was determined to be a full-time, hourly, United States-based employee.

3.	The total compensation of the CEO for fiscal 2020 was $7,469,365, which is the total of the compensation amounts reported in the Summary Compensation Table on page 46.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2020

The table below sets forth information on grants in 2020 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 39 and 40, estimated payouts under equity incentive plan awards as set forth under “Long-Term Equity Incentive Plan” on pages 41 and 42, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 46 and 47. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: # of Shares of Stock or Units (3)	All Other Option Awards: # of Securities Underlying Options (4)	Exercise or Closing Market Price on Grant Date Per Share (5)	Grant Date Fair Value of Stock and Option Awards/ SARs (6)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Stretch	Maximum

TODD M. CLEVELAND	1/23/2020	$700,000	$1,400,000	$2,800,000	12,000	24,000	36,000	48,000	6,000		$54.60	$2,293,200
	5/14/2020									90,000	41.33	1,282,500

ANDY L. NEMETH	1/23/2020	800,000	1,600,000	3,200,000	18,400	36,800	55,200	73,600	9,200		54.60	3,516,240
	5/14/2020									120,000	41.33	1,710,000

JEFFREY M. RODINO	1/23/2020	312,500	625,000	1,250,000	4,800	9,600	14,400	19,200	2,400		54.60	917,280
	5/14/2020									60,000	41.33	855,000

KIP B. ELLIS	1/23/2020	350,000	700,000	1,400,000	8,000	16,000	24,000	32,000	4,000		54.60	1,528,8000
	5/14/2020									60,000	41.33	855,000

JACOB R. PETKOVICH (7)	11/24/2020	—	650,000	—		16,000			9,000	30,000	66.66	2,548,500

JOSHUA A. BOONE (8)	1/23/2020	—	500,000	—	4,800	9,600	14,400	19,200	2,400		54.60	917,280
	5/14/2020									60,000	41.33	855,000

JOHN A. FORBES (9)	11/27/2020	—	400,000	—	—	—	—	—	3,000	—	64.51	193,530

(1)

The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 39 and 40. For the actual non-equity incentive awards, see the “Summary Compensation Table” on page 46.

(2)

Represents number of shares of stock or stock units. Except for Mr. Petkovich, restricted shares granted in fiscal 2020 under the 2020 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2022. Restricted shares granted to Mr. Petkovich for fiscal 2020 under the 2020 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of each of the three-year performance measurement periods ending on December 31, 2021, 2022 and 2023. Mr. Boone’s 2020 Performance-Contingent based award was forfeited upon termination of his employment with the Company effective June 12, 2020. See “Long-Term Equity Incentive Plan” on pages 41 and 42.

(3)

Except as described below with respect to certain shares granted to Mr. Petkovich, these shares represent the Time-Based restricted stock awards granted in fiscal 2020 that vest on the third anniversary of the grant date. The Time-Based share awards granted to Mr. Cleveland on January 23, 2020 will fully vest on December 31, 2021 per the terms of his employment agreement dated January 1, 2020. A total of 5,000 shares of the 9,000 Time-Based Shares granted in fiscal 2020 to Mr. Petkovich vested on January 26, 2021. The remaining 4,000 Time-Based Shares vest pro-rata over three years for the fiscal years ending December 31, 2021, 2022 and 2023. Mr. Boone’s 2020 Time-Based award was forfeited upon termination of his employment with the Company effective June 12, 2020. See “Long-Term Equity Incentive Plan” on pages 41 and 42.

(4)

These stock options were granted on May 14, 2020 for Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone and on November 24, 2020 for Mr. Petkovich and were 100% unvested as of December 31, 2020. The stock options vest over three years at a rate of 35%, 35% and 30% commencing on May 14, 2021, at an exercise price of $41.33 per share for Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone and at an exercise price of $66.66 per share for Mr. Petkovich. All of the stock options granted expire on May 14, 2029. Unvested options are subject to forfeiture if the NEO’s employment with the Company is terminated before the options or SARs vest. All of Mr. Boone’s 2020 options were forfeited upon termination of his employment with the Company effective June 12, 2020. See “Performance and Retention—2020 Stock Option Grants” on pages 43 and 44. There were no SARs granted to the NEOs in 2020.

(5)

Represents the closing price of the Company’s stock on the NASDAQ Stock Market on the grant date for the Time-Based and Performance-Based stock awards and the exercise price of the stock option awards.

(6)

Represents the fair value of stock awards and stock options as of the grant date computed in accordance with ASC 718. In addition, the unvested stock awards and stock options granted to Mr. Boone in 2020 were 100% forfeited upon the termination of his employment with the Company. The compensation expense related to these awards was adjusted in the Company’s financial statements in accordance with ASC 718 in the period of forfeiture.

(7)

The target non-equity incentive plan award for Mr. Petkovich represents his full year target award. The actual payout in 2020 was guaranteed per the terms of his employment agreement dated November 24, 2020.

(8)	The target non-equity incentive plan award for Mr. Boone represents his full year target award. The actual payout in 2020 was prorated for his period of service prior to his termination date.

(9)

The target non-equity incentive plan award for Mr. Forbes represents his full year target award. The actual payout in 2020 was prorated based on his period of service as Interim CFO. Mr. Forbes did not receive a stock option grant in 2020.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2020

The following tables summarize the outstanding equity awards held by the NEOs as of December 31, 2020.

Stock Awards

Name	Grant Date	All Other Stock Awards: Number of Shares or Units of Stock That Have Not Vested (1)	All Other Stock Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested (2)

TODD M. CLEVELAND (1)	1/23/2020	6,000	$410,100	36,000	$2,460,600
	1/25/2019	16,667	1,139,189	100,001	6,835,068
	1/26/2018	9,091	621,370	38,182	2,609,740

ANDY L. NEMETH	1/23/2020	9,200	628,820	55,200	3,772,920
	1/25/2019	8,889	607,563	53,334	3,645,379
	1/26/2018	3,030	207,101	12,728	869,959

JEFFREY M. RODINO	1/23/2020	2,400	164,040	14,400	984,240
	1/25/2019	3,056	208,878	18,333	1,253,061
	1/26/2018	1,667	113,939	7,001	478,518

KIP B. ELLIS	1/23/2020	4,000	273,400	24,000	1,640,400
	1/25/2019	4,167	284,814	25,001	1,708,818
	1/26/2018	2,121	144,970	8,910	608,999

JACOB R. PETKOVICH	11/24/2020	9,000	615,150	16,000	1,093,600

JOSHUA A. BOONE (5)	—	—	—	—	—

JOHN A. FORBES (6)	—	—	—	—	—

(1)

Except for Mr. Petkovich, restricted share grants related to Time-Based Share awards, which were approved by the Board on January 23, 2020, January 25, 2019, and January 26, 2018, fully vest on the third anniversary of the grant date or January 23, 2023, January 25, 2022, and January 26, 2021, respectively. The Time-Based Share awards granted to Mr. Cleveland on January 23, 2020 and January 25, 2019 will fully vest on December 31, 2021 per the terms of his employment agreement dated January 1, 2020. Of the 9,000 Time-Based Share awards, which were awarded to Mr. Petkovich and approved by the Board on November 24, 2020, 5,000 shares fully vested on January 26, 2021 and the remaining 4,000 shares vest pro-rata over three years for the fiscal years ending December 31, 2021, 2022 and 2023. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $68.35 per share which was the NASDAQ Stock Market closing price on December 31, 2020.

(3)

Restricted share grants related to Performance-Based Shares at stretch Company performance, which were approved by the Board on January 23, 2020 and January 25, 2019, will vest if the required EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Mr. Petkovich’s Performance-Based Shares at target, which were approved by the Board on November 24, 2020, will vest pro-rata over three years based on the meeting of the Company’s performance targets for fiscal years ending December 31, 2021, 2022 and 2023. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(4)

Restricted share grants related to Performance-Based Share awards at maximum (or 150% of target payout), which were approved by the Board on January 26, 2018, were adjusted downward to 105% of target payout as of December 31, 2020 to reflect the actual expected payout at the January 26, 2021 vesting date. The related compensation expense associated with the change in payout percentage for these awards was adjusted in the Company’s financial statements in accordance with ASC 718.

(5)	Unvested Time-Based and Performance-Based stock awards granted to Mr. Boone in 2018, 2019 and 2020 were forfeited upon his termination from the Company effective June 12, 2020.

(6)	Mr. Forbes’ Time-Based Share award became 100% vested as of the grant date and he had no other stock awards outstanding as of December 31, 2020.

Options/SARs Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (1)	Options/SARs Exercise Price	Options/SARs Expiration Date
TODD M. CLEVELAND	5/14/2020	—	90,000	$41.33	5/14/2029
	1/17/2017	156,634	52,211	53.83	1/17/2026
	1/17/2017	39,159	13,053	53.83	1/17/2026
	1/17/2017	39,159	13,053	60.03	1/17/2026
	1/17/2017	39,159	13,053	66.93	1/17/2026
	1/17/2017	39,159	13,053	74.63	1/17/2026
	12/18/2013	75,000	—	12.30	12/18/2022
	12/18/2013	10,000	—	12.30	12/18/2022
	12/18/2013	10,000	—	14.75	12/18/2022
	12/18/2013	10,000	—	17.71	12/18/2022
	12/18/2013	10,000	—	21.25	12/18/2022
ANDY L. NEMETH	5/14/2020	—	120,000	$41.33	5/14/2029
	1/17/2017	44,753	14,917	53.83	1/17/2026
	1/17/2017	11,189	3,729	53.83	1/17/2026
	1/17/2017	11,189	3,729	60.03	1/17/2026
	1/17/2017	11,189	3,729	66.93	1/17/2026
	1/17/2017	11,189	3,729	74.63	1/17/2026
	9/26/2016	73,440	—	40.95	9/26/2025
	9/26/2016	18,360	—	40.95	9/26/2025
	9/26/2016	18,360	—	47.51	9/26/2025
	9/26/2016	18,360	—	55.11	9/26/2025
	9/26/2016	18,360	—	63.93	9/26/2025
JEFFREY M. RODINO	5/14/2020	—	60,000	$41.33	5/14/2029
	1/17/2017	23,119	7,706	53.83	1/17/2026
	1/17/2017	5,780	1,927	53.83	1/17/2026
	1/17/2017	5,780	1,927	60.03	1/17/2026
	1/17/2017	5,780	1,927	66.93	1/17/2026
	1/17/2017	5,780	1,927	74.63	1/17/2026
	9/26/2016	28,824	—	40.95	9/26/2025
	9/26/2016	7,206	—	40.95	9/26/2025
	9/26/2016	7,206	—	47.51	9/26/2025
	9/26/2016	7,206	—	55.11	9/26/2025
	9/26/2016	7,206	—	63.93	9/26/2025
KIP B. ELLIS	5/14/2020	—	60,000	$41.33	5/14/2029
	1/17/2017	11,183	3,727	53.83	1/17/2026
	1/17/2017	2,796	932	53.83	1/17/2026
	1/17/2017	2,796	932	60.03	1/17/2026
	1/17/2017	2,796	932	66.93	1/17/2026
	1/17/2017	2,796	932	74.63	1/17/2026
	9/26/2016	9312	—	40.95	9/26/2025
	9/26/2016	2,328	—	40.95	9/26/2025
	9/26/2016	2,328	—	47.51	9/26/2025
	9/26/2016	2,328	—	55.11	9/26/2025
	9/26/2016	2,328	—	63.93	9/26/2025
JACOB R. PETKOVICH	11/24/2020	—	30,000	$66.66	5/14/2029
JOSHUA A. BOONE (2)	—	—	—	—	—
JOHN A. FORBES (3)	—	—	—	—	—

(1)

Both the stock options and SARs that were granted to Mr. Cleveland in 2013 vested pro-rata over three years, commencing on December 18, 2014, and expire after nine years. The stock options and SARs that were granted to Messrs. Nemeth, Rodino and Ellis in 2016 vested pro-rata over four years, commencing on September 26, 2017, and expire after nine years. The stock options and SARs that were granted to Messrs. Cleveland, Nemeth, Rodino, and Ellis in 2017 vest pro-rata over four years, commencing on January 17, 2018, and expire after nine years. The stock options that were granted to Messrs. Cleveland, Nemeth, Rodino, Ellis, Petkovich and Boone in 2020 vest over three years at a rate of 35%, 35% and 30%, commencing on May 14, 2021, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the options or SARs vest. There were no options and SARS granted to the NEOs in 2018 and 2019.

(2)	Unvested stock options granted to Mr. Boone in 2017 and 2020 and SARS granted in 2017 were forfeited upon termination of his employment with the Company effective June 12, 2020.

(3)	Mr. Forbes’ did not receive a stock option award in fiscal year 2020.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISES AND STOCK VESTED IN FISCAL 2020

The following table sets forth information about the value realized by the NEOs on vesting of stock awards and the exercise of stock options and SARS in 2020.

	Option/ SARS Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (3)(4)	Value Realized on Vesting (3)(4)

TODD M. CLEVELAND (1)	34,996	$1,885,147	45,002	$2,350,391

ANDY L. NEMETH	—	—	22,502	1,175,249

JEFFREY M. RODINO	—	—	15,000	783,429

KIP B. ELLIS	—	—	10,500	548,400

JACOB R. PETKOVICH	—	—	—	—

JOSHUA A. BOONE (2)	17,906	129,994	6,002	313,478

JOHN A. FORBES	—	—	3,000	193,530

(1)

The gross number of shares acquired on exercise in 2020 related to SARS for Mr. Cleveland was 34,996 shares (or 15,364 net shares). The determination of the net number of shares acquired and the related value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the exercise price of the SARS and includes a reduction for the purpose of satisfying the minimum tax withholding obligations of Mr. Cleveland upon the exercise of the SARS. See the “Stock Appreciation Rights” section of Note 17 to the Consolidated Financial Statement in our 2020 Annual Report on Form 10-K for a description of individual exercise prices related to the four tranches of the SARS awards to Mr. Cleveland in 2013.

(2)

The number of shares acquired on exercise in 2020 related to stock options was 11,936 shares for Mr. Boone. The value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the option exercise price.

The gross number of shares acquired on exercise in 2020 of SARS for Mr. Boone was 5,970 (or 378 net shares). The determination of the net number of shares acquired and the related value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the exercise price of the SARS and includes a reduction for the purpose of satisfying the minimum tax withholding obligations of Mr. Boone upon the exercise of the SARS. See the “Stock Appreciation Rights” section of Note 17 to the Consolidated Financial Statement in our 2020 Annual Report on Form 10-K for a description of individual exercise prices related to the first two tranches of the SARS awards to Mr. Boone in 2017.

(3)

The number of shares acquired on vesting in 2020 related to Time-Based Share awards was 6,429 shares for Mr. Cleveland, 3,215 shares for Mr. Nemeth, 2,143 shares for Mr. Rodino, 1,500 shares for Mr. Ellis, and 858 shares for Mr. Boone. The value realized on vesting was based on a market price of $54.68 per share, which was the NASDAQ Stock Market closing price on January 17, 2020, times the total number of shares acquired on vesting.

The number of shares acquired on vesting in 2020 related to Time-Based Share awards was 3,000 shares for Mr. Forbes. The value realized on vesting for Mr. Forbes was based on a market price of $64.51 per share, which was the NASDAQ Stock Market closing price on November 27, 2020, times the total number of shares acquired on vesting.

(4)

The number of shares acquired on vesting in 2020 related to Performance-Based Share awards was 38,573 shares for Mr. Cleveland,19,287 shares for Mr. Nemeth, 12,857 shares for Mr. Rodino, 9,000 shares for Mr. Ellis, and 5,144 shares for Mr. Boone. The value realized on vesting was based on a market price of $51.82 per share, which was the NASDAQ Stock Market closing price on January 10, 2020 (the date the performance conditions were met), times the total number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (2)

EQUITY COMPENSATION PLANS APPROVED BY SECURITY HOLDERS	1,500,179	$48.11	1,037,005

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS	—	N/A	—

TOTAL	1,500,179	$48.11	1,037,005

(1)	The number of securities represented is the gross amount of shares to be issued upon exercise of outstanding options and SARs as of December 31, 2020.

(2)

Represents the number of net shares available for future awards under the 2009 Omnibus Incentive Plan as of December 31, 2020, and excludes the number of securities to be issued upon exercise of outstanding options and SARs.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information about the participation of the NEOs in the Executive Retirement Plan and the NQDC Plan and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name / Benefit	Executive Contribution in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE (2)

TODD M. CLEVELAND	—	—	—	—	—

ANDY L. NEMETH (3)	—	—	$32,346	—	$303,187

JEFFREY M. RODINO	—	—	—	—	—

KIP B. ELLIS	—	—	—	—	—

JACOB R. PETKOVICH	—	—	—	—	—

JOSHUA A. BOONE	—	—	—	—	—

JOHN A. FORBES	—	—	—	—	—

(1)	Represents the interest for the current fiscal year associated with the annuity.

(2)

Represents the present value of an annuity as of December 31, 2020 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2020 was $270,841.

(3)

According to the provisions of the Executive Retirement Plan, payments of the annuity for Mr. Nemeth will commence prior to his eligible retirement age over a ten-year vesting period due to death or disability.

Messrs. Cleveland, Rodino, Ellis, Petkovich, Boone and Forbes did not participate in the Executive Retirement Plan as no new employees have been invited to participate in the plan since January 1, 2007. In addition, there were no contributions made to the NQDC Plan in 2020. See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on page 45.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON A CHANGE OF CONTROL

Executive Employment Agreements

The Company has entered into Employment Agreements (the “Agreements”) with Messrs. Nemeth, Rodino, Ellis, and Petkovich, pursuant to which they agreed to serve as executive officers of the Company. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes 12 months base salary. Under the Agreements, voluntary termination by the NEO or termination by the Company for cause will not result in any obligation of the Company to make payments. Upon termination by the Company without cause (as defined in the Agreement), each NEO would be entitled to: (i) one year of base salary; and (ii) annual non-equity incentive compensation that the NEO would have been entitled to receive at the end of the fiscal year. In addition, if the NEO’s employment is terminated prior to the end of the fiscal year due to death or disability or without cause, any non-equity incentive compensation due to the NEO is to be pro-rated as of the effective date of the termination. The base salary portion would be paid out in equal bi-weekly payments on the regular payroll cycle, and the non-equity incentive compensation would be calculated and paid in accordance with the terms of the applicable plan on a pro-rata basis from the date of termination. Upon termination due to death or disability, the NEO would only receive base salary through the end of the month in which the disability or death occurred.

We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements for Messrs. Nemeth, Rodino, Ellis and Petkovich in the event they are terminated without cause. See “Executive Chairman of the Board Employment Agreement” below for a description of Mr. Cleveland’s severance benefits and non-compete agreement.

Name	Severance Benefits Upon Termination Without Cause (1)	Non-Compete	Confidentiality Agreement

ANDY L. NEMETH	12 Months Base Salary / Non-Equity Incentive Compensation	2 YEARS	INDEFINITE

JEFFREY M. RODINO	12 Months Base Salary / Non-Equity Incentive Compensation	2 YEARS	INDEFINITE

KIP B. ELLIS	12 Months Base Salary / Non-Equity Incentive Compensation	2 YEARS	INDEFINITE

JACOB R. PETKOVICH	12 Months Base Salary / Non-Equity Incentive Compensation	2 YEARS	INDEFINITE

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Executive Equity Compensation Agreements

In addition to reasonable severance benefits outlined under the employment agreements discussed above, the Company has entered into certain long-term equity compensation agreements with its executive officers, of which the awards under those agreements (in the form of restricted stock grants, stock options and SARS) are eligible for accelerated vesting under certain circumstances.

Restricted Stock Grants: Time-Based and Performance-Based Share Awards

With respect to the time-based share awards granted under the 2009 Omnibus Incentive-Plan, in the event of a termination of employment by the Company without cause, upon a change of control or termination due to death or disability, all unvested time-based stock awards would become fully vested.

With respect to the performance-based share awards granted under the 2009 Omnibus Incentive Plan, in the event of a termination of employment by the Company without cause or a termination due to death or disability before the performance period ending date, the number of performance-based shares shall continue to vest subject to the achievement of certain pre-established performance criteria for such awards with the performance period ending with the date as stated in the applicable award agreement. In the event of a change of control, all unvested performance-based shares would become fully vested as of the effective date of the change of control based on the assumption that the targeted amount of EBITDA performance as stated in the award agreements has been achieved.

Stock Options and SARS

With respect to stock options and SARS granted under the 2009 Omnibus Incentive Plan, in the event the NEO ceases to be an employee of the Company, no further vesting will occur from and after the date of termination except in the event of a termination of employment by the Company without cause, in which case both stock options and SARS would become fully vested and exercisable as to any shares that have not otherwise vested as of the effective time of termination of employment.

In addition, if the NEO has performed at least five years of continuous service following the grant date and following the NEO’s termination of service for any reason, the stock options and SARS will terminate and lapse on the expiration date. If the NEO has performed less than five years of continuous service following the grant date and following the termination of service, any unvested portion of the stock options and SARS will be immediately canceled and forfeited for no consideration and any vested portion of the stock options or SARS will terminate and lapse as follows: (i) in the event of termination of service for any reason, other than death, disability, retirement or cause, the stock options and SARS shall lapse on the earlier of the last day of the 90-day period beginning on the date of service termination or the expiration date; or (ii) in the event of termination due to death or disability or retirement, the stock options and SARS shall lapse on the earlier of the last day of the one-year period beginning on the date of termination of service or the expiration date. In the event of a termination of service for cause, the stock options and SARS will lapse immediately upon the effective date of the termination of service.

In the event of a change of control, the stock options and SARS will become fully vested and canceled in exchange for a lump sum payment from the Company in an amount equal to the excess of the then fair market value of the Company’s common stock with respect to any shares remaining subject to purchase as established in the change of control event over the option or SARS exercise price for the remaining shares, if the Company’s Board determines that the Company is unable to cause adequate provision to be made to allow the holder to continue to benefit.

Based on the employment and compensation arrangements in effect as of December 31, 2020 and assuming a hypothetical termination date of December 31, 2020, including the price of the Company’s common stock on that date, the benefits upon termination without cause or upon a change of control, and termination due to death or disability for our NEOs would have been as follows in the table on page 57. Messrs. Boone and Forbes are excluded from the table as each was no longer an NEO of the Company as of December 31, 2020. See the “Summary Compensation Table” on pages 46 and 47 for information about the compensation paid to Messrs. Boone and Forbes in 2020.

Executive Chairman of the Board Employment Agreement (Todd M. Cleveland)

In connection with Mr. Cleveland’s assuming the position of Executive Chairman, the Company and Mr. Cleveland entered into an employment agreement on March 13, 2020 to be effective as of January 1, 2020 (the “2020 Agreement”). The term of the 2020 Agreement continues until December 31, 2021, and is subject to automatic additional one-year terms unless either the Company or Mr. Cleveland provides written notice at least thirty (30) days prior to the end of the term of his or its decision to terminate. The 2020 Agreement provides for Mr. Cleveland to report to the Board, perform such duties as are assigned or delegated to him by the Board and devote a majority of his business time to the Company. In addition, he will serve as Chairman of the Board during the term of the 2020 Agreement, subject to normal governance procedures relating to Board membership. Pursuant to the 2020 Agreement, Mr. Cleveland is entitled to: (i) an annual base salary, (ii) participate in the Company’s employee benefits as they are generally available to the Company’s executive officers, (iii) participate in the Company’s annual non-equity incentive plan, and (iv) participate in the Company’s long-term equity incentive plan. The 2020 Agreement also provides that Mr. Cleveland is also entitled to certain severance benefits in the event that his employment is terminated due to his death or disability or due to his termination by the Company without cause, or by himself for good reason (as such terms are defined in the 2020 Agreement), which includes, in certain circumstances, the satisfaction of any continuing employment vesting requirement (subject to the satisfaction of applicable performance criteria) and the payment of cash in lieu of bonus and/or equity incentive awards.

The 2020 Agreement also provides that Mr. Cleveland may not compete against the Company or solicit employees or customers from the Company during the term of the 2020 Agreement and continuing until the later of December 31, 2022, and the first anniversary of his termination of employment.

Chief Financial Officer Employment Agreement (Jacob R. Petkovich)

In connection with Mr. Petkovich’s appointment as CFO, the Company and Mr. Petkovich entered into an Employment Agreement on November 24, 2020 (the “Employment Agreement”), which provides that Mr. Petkovich will report to Patrick’s Chief Executive Officer, perform such duties as are assigned or delegated to him by the Chief Executive Officer and devote his entire business time to the Company. Executive’s employment term will continue to January 31, 2024 unless terminated earlier by either party in accordance with the Employment Agreement. Pursuant to the Employment Agreement, Mr. Petkovich is entitled to: (i) an annual base salary, (ii) participate in the Company’s employee benefit plans as they are generally available to the Company’s employees, (iii) participate in the Company’s annual non-equity incentive plan, and (iv) participate in the Company’s long-term equity incentive plan. The 2020 Agreement also provides that Mr. Petkovich is also entitled to certain severance benefits in the event that his employment is terminated due to his death or disability or due to his termination by the Company without cause, or by himself for good reason (as such terms are defined in the Employment Agreement), which includes, in certain circumstances, the satisfaction of any continuing employment vesting requirement (subject to the satisfaction of applicable performance criteria) and the payment of cash in lieu of bonus and/or equity incentive awards.

The Employment Agreement contains provisions for termination with and without cause, and restrictive covenants and confidentiality provisions.

Name / Benefit	Termination Without Cause	Change of Control	Termination Due to Death or Disability

TODD M. CLEVELAND

Base Salary	$600,000	$600,000	$—

Acceleration of Long-Term Incentives (1)	14,076,067	14,076,067	14,076,067

Acceleration of Stock Options/SARs Exercise (2)	3,506,570	3,506,570	3,506,570

Annual Non-Equity Incentive Bonus (3)	2,900,000	1,330,000	1,330,000

Total Benefits	$21,082,637	$19,512,637	$18,912,637

ANDY L. NEMETH

BASE SALARY	$675,000	$675,000	$—

Acceleration of Long-Term Incentives (1)	9,731,742	9,731,742	9,731,742

Acceleration of Stock Options/SARs Exercise (2)	3,549,460	3,549,460	3,549,460

Annual Non-Equity Incentive Bonus (4)	1,520,000	1,520,000	1,520,000

Total Benefits (5)	$15,476,202	$15,476,202	$14,801,202

JEFFREY M. RODINO

Base Salary	$425,000	$425,000	$—

Acceleration of Long-Term Incentives (1)	3,202,676	3,202,676	3,202,676

Acceleration of Stock Options/SARs Exercise (2)	1,779,840	1,779,840	1,779,840

Annual Non-Equity Incentive Bonus (4)	593,750	593,750	593,750

Total Benefits	$6,001,266	$6,001,266	$5,576,266

KIP B. ELLIS

Base Salary	$450,000	$450,000	$—

Acceleration of Long-Term Incentives (1)	4,661,401	4,661,401	4,661,401

Acceleration of Stock Options/SARs Exercise (2)	1,697,926	1,697,926	1,697,926

Annual Non-Equity Incentive Bonus (4)	665,000	665,000	665,000

Total Benefits	$7,474,327	$7,474,327	$7,024,327

JACOB R. PETKOVICH

Base Salary	$425,000	$425,000	$—

Acceleration of Long-Term Incentives (1)	1,708,750	1,708,750	1,708,750

Acceleration of Stock Options/SARs Exercise (2)	50,700	50,700	50,700

Annual Non-Equity Incentive Bonus (4)	250,000	250,000	250,000

Total Benefits	$2,434,450	$2,434,450	$2,009,450

(1)

Represents the market value of both unearned Time-Based and Performance-Based Shares of restricted stock that have not vested based on a market price of $68.35 per share, which was the NASDAQ Stock Market closing price on December 31, 2020. Termination without cause or due to death or disability includes the right for the Performance-Based Shares to continue to vest after termination subject to meeting certain pre-established performance criteria for such awards. Amount in table assumes the achievement of the stretch performance metric for the 2020 and 2019 performance awards, and the projected actual performance metric measured as of December 31, 2020 for the 2018 award. Upon a change of control, the Performance-Based Shares fully vest as of the effective date of the change of control.

(2)

Represents the market value of unexercisable stock options and SARs that have not vested based on the difference between the market price of $68.35 per share, which was the NASDAQ Stock Market closing price on December 31, 2020, and the option or SARs exercise price. Based on the hypothetical termination date of December 31, 2020, the exercise price for certain of the SARs granted in 2017 exceeded the NASDAQ Stock Market closing price on December 31, 2020, and therefore, the acceleration of benefits upon termination without cause or upon a change of control, and termination due to death or disability for each of the NEOs had no equivalent monetary value.

(3)

Per the terms of his employment agreement, if Mr. Cleveland is terminated without cause on or after December 31, 2020 and before December 31, 2021, he is entitled to receive a lump sum equal to the (i) target annual performance bonus of $1.4 million for fiscal year 2020 in lieu of (and not in addition to) an actual annual performance bonus with respect to such fiscal year, and (ii) to the extent the target fiscal year 2021 equity grant was not made prior to the termination date, $1.5 million in lieu of (and not in addition to) the target fiscal year 2021 equity award.

(4)

Represents the short-term non-equity incentive award earned in 2020 and approved by the Compensation Committee, based on the achievement of pre-determined Company performance targets for 2020. See “Summary Compensation Table” on page 46.

(5)

Non-qualified deferred compensation balances are not included in the above table for Mr. Nemeth. See page 54 for additional information regarding Mr. Nemeth’s deferred compensation balances under the Executive Retirement Plans and the Non-Qualified Excess Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

M. Scott Welch (Chairman)

John A. Forbes

Michael A. Kitson

Pamela R. Klyn

Derrick B. Mayes

Denis G. Suggs

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 19, 2021 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The address of each director and named executive officer listed below is 107 West Franklin Street, Elkhart, Indiana 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class

FIVE PERCENT SHAREHOLDERS:

BLACKROCK, INC. 55 EAST 52ND ST. NEW YORK, NY 10055	3,270,662	(1)	14.0	% (1)

WELLINGTON MANAGEMENT GROUP LLP 280 CONGRESS STREET BOSTON, MA 02210	1,454,338	(2)	6.2	% (2)

THE VANGUARD GROUP 100 VANGUARD BLVD. MALVERN, PA 19355	1,412,001	(3)	6.0	% (3)

DIRECTORS:

M. SCOTT WELCH (4)	105,592		*

JOSEPH M. CERULLI	43,531		*

JOHN A. FORBES	37,182		*

MICHAEL A. KITSON	10,772		*

PAMELA R. KLYN	5,008		*

DERRICK B. MAYES	5,008		*

DENIS G. SUGGS	5,008		*

NAMED EXECUTIVE OFFICERS: (5)

TODD M. CLEVELAND (6)	580,005		2.4.	%

ANDY L. NEMETH	313,984		1.3%

JEFFREY M. RODINO	175,018		*

KIP B. ELLIS	119,723		*

JACOB R. PETKOVICH	51,121		*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (13 PERSONS) (7)	1,453,002		6.1%

*	Less than 1%.

(1)	Information based on the Schedule 13G filed with the SEC by Blackrock, Inc. on January 26, 2021.

(2)	Information based on the Schedule 13G filed with the SEC by Wellington Management Group LLP on February 4, 2021.

(3)	Information based on the Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2021.

(4)	Includes 84,000 shares held directly by Mr. Welch’s spouse and 7,899 shares held in entities controlled by Mr. Welch’s adult children and in which Mr. Welch has an equity interest.

(5)

Except as otherwise indicated, the Named Executive Officers in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include stock options and SARS, which are currently exercisable or will become exercisable or vested within sixty (60) days of the record date.

(6)	Mr. Cleveland’s common stock holdings include 30,500 shares owned indirectly for the benefit of Mr. Cleveland’s adult children and 151,737 shares held in several limited liability corporations.

(7)	Includes a total of 157,175 stock options and 34,958 net SARS which are exercisable within 60 days of the record date.

RELATED PARTY TRANSACTIONS

The Company entered into transactions with a company affiliated with one of our independent Board members in 2020 in which we purchased approximately $0.9 million of corrugated packaging materials from Welch Packaging Group (“Welch”), an independently owned company established by M. Scott Welch, who serves as the President and CEO of Welch.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. A related party transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies or rejects the transaction. The related party transactions with companies affiliated with one of the Company’s board members described above were approved by the Board consistent with these procedures.

PROPOSALS OF SHAREHOLDERS FOR THE 2022 ANNUAL MEETING

PROPOSALS INCLUDED IN THE PROXY STATEMENT

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, Elkhart, Indiana 46515-0638, and must be received no later than December 24, 2021.

PROPOSALS NOT INCLUDED IN THE PROXY STATEMENT

Our Articles of Incorporation require notice of any other business to be brought by a shareholder before the 2022 Annual Meeting of Shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after March 23, 2022 and no later than April 22, 2022. Likewise, the Articles of Incorporation and Bylaws require that shareholder nominations to the Board for the election of directors to occur at the 2022 Annual Meeting of Shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2020 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Joel D. Duthie – Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2020 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain of the exhibits thereto, may be obtained without charge by writing to Joel D. Duthie – Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals that may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

Joel D. Duthie

Secretary

April 16, 2021

PATRICK INDUSTRIES, INC. / CORPORATE OFFICE
107 W. Franklin Street
P.O. Box 638
Elkhart, IN 46515
(800) 331-2151 / (574) 294-7511
www.patrickind.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Online Go to www.investorvote.com/PATK or scan the QR code – login details are located in the shaded bar below.

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 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect nine directors to the Board of Directors to serve until the 2022 Annual Meeting of Shareholders.

01 - Joseph M. Cerulli 04 - Michael A. Kitson 07 - Andy L. Nemeth	02 - Todd M. Cleveland 05 - Pamela R. Klyn 08 - Denis G. Suggs	03 - John A. Forbes 06 - Derrick B. Mayes 09 - M. Scott Welch

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

4. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

	For	Against	Abstain
3. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers for fiscal year 2020.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2021 Annual Meeting of Shareholders of Patrick Industries, Inc. will be held on

Thursday, May 13, 2021 at 10:00 A.M. EDT, virtually via the internet at www.meetingcenter.io/241836370.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – PATK2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.investorvote.com/PATK

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▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PATRICK INDUSTRIES, INC.

Annual Meeting of Shareholders

May 13, 2021 10:00 AM (EDT)

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Andy L. Nemeth and Jacob R. Petkovich, or either of them, as the undersigned’s proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the undersigned’s Common Stock in PATRICK INDUSTRIES, INC. and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present. The 2021 Annual Meeting of Shareholders of PATRICK INDUSTRIES, INC. will be held on Thursday, May 13, 2021 at 10:00 A.M. EDT, virtually via the internet at www.meetingcenter.io/241836370. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is – PATK2021.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If this proxy is properly executed but no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.